Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

MEGASOFT LIMITED,

(“Parent”),

TEA PARTY ACQUISITION CORP.

(“Merger Sub”)

and

BOSTON COMMUNICATIONS GROUP, INC.

(the “Company”)

Dated as of July 11, 2007

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4.18	Required Vote of the Company Shareholders	33
4.19	Material Contracts	33
4.20	Finders or Brokers	35
4.21	Environmental Matters	35
4.22	Customers	36
4.23	Affiliate Transactions	36
4.24	Waiver or Termination of Rights	36

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		36

5.1	Qualification, Organization, Subsidiaries, etc.	37
5.2	Corporate Authority Relative to This Agreement; No Violation	37
5.3	Investigations; Litigation	38
5.4	Company Disclosure Documents; Other Information	38
5.5	Financing	39
5.6	Capitalization of Merger Sub	39
5.7	No Vote of Parent Shareholders	40

ARTICLE 6. COVENANTS AND AGREEMENTS		40

6.1	Conduct of Business by the Company	40
6.2	Access	44
6.3	No Solicitation	45
6.4	Short Form Merger; Proxy Statement; Special Meeting; Other Actions	48
6.5	Employee Matters	50
6.6	Efforts	51
6.7	Takeover Statute	53
6.8	Public Announcements	54
6.9	Indemnification and Insurance	54
6.10	Control of Operations	55
6.11	Financing	55
6.12	Reports	57

ARTICLE 7. CONDITIONS TO THE MERGER		57

7.1	Conditions to Obligation to Effect the Merger	57
7.2	Frustration of Conditions	58

ARTICLE 8. TERMINATION		58

8.1	Termination or Abandonment	58
8.2	Effect of Termination	60
8.3	Fees and Expenses	60

ARTICLE 9. MISCELLANEOUS		61

9.1	Survival	61

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9.2	Expenses	61
9.3	Counterparts; Effectiveness	62
9.4	Governing Law	62
9.5	Jurisdiction; Enforcement; Remedies	62
9.6	WAIVER OF JURY TRIAL	63
9.7	Notices	63
9.8	Assignment; Binding Effect	65
9.9	Severability	65
9.10	Entire Agreement; No Third-Party Beneficiaries	65
9.11	Amendments; Waivers	65
9.12	Headings	66
9.13	Interpretation	66
9.14	Definitions	66

ANNEXES

Annex I – Conditions to the Offer

EXHIBITS

Exhibit A – Form of Tender and Support Agreements

Exhibit B – Form of Full Recourse Top-Up Option Note

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AGREEMENT AND PLAN OF MERGER, dated as of July 11, 2007 (the “Agreement”), by and among Megasoft Limited, a company incorporated in India under the provisions of the Companies Act, 1956 (“Parent”), Tea Party Acquisition Corp., a Massachusetts corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and Boston Communications Group, Inc., a Massachusetts corporation (the “Company”).

WHEREAS, upon the terms and subject to the conditions set forth herein, Merger Sub has agreed to commence a tender offer (the “Offer”) to purchase all outstanding shares of common stock, par value $0.01 per share, of the Company, including the associated share purchase rights (each, a “Right” and collectively the “Rights”) under that certain Rights Agreement (the “Rights Agreement”), dated as of September 6, 2005, between the Company and Equiserve Trust Company, N.A., as rights agent (each a “Share” and collectively the “Shares”), at a price of $3.60 per Share, in cash without interest (such price, or any higher price as may be paid in the Offer in accordance with this Agreement, the “Per Share Amount”);

WHEREAS, following consummation of the Offer, the parties intend that Merger Sub be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent, and each Share that is issued and outstanding immediately prior to the Effective Time (other than Shares owned directly or indirectly by Parent, Merger Sub or the Company, which will be canceled with no consideration issued in exchange therefor) will be canceled and converted into the right to receive cash in an amount equal to the Per Share Amount, all upon the terms and conditions set forth herein;

WHEREAS, the parties intend that the Company shall survive the Merger as a wholly-owned subsidiary of Parent;

WHEREAS, the board of directors of the Company (the “Board of Directors”) has unanimously adopted this Agreement and approved the Offer and the Merger, and such adoption and approval is sufficient to render inapplicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated by this Agreement the provisions of Chapters 110C, 110D and 110F of the Massachusetts General Law (the “MGL”) such that said provisions will not apply to this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, the board of directors or other governing body or entity of each of Parent (on its own behalf and as the sole shareholder of Merger Sub), Merger Sub and the Company has adopted this Agreement and approved the Offer and the Merger in accordance with the Massachusetts Business Corporation Act (“MBCA”) and upon the terms and conditions set forth in this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain executive officers of the Company are entering into a Tender and Support Agreement in the form attached hereto as Exhibit A (together, the “Tender and Support Agreements”) pursuant to which such persons are agreeing to take certain actions to support the transactions contemplated by this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE 1.

THE TENDER OFFER

1.1 The Offer

(a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1 and the Company shall have furnished to Parent and Merger Sub the information required to be furnished by it pursuant to Section 1.1(c), as promptly as practicable following the execution of this Agreement, but in any event within fifteen (15) Business Days following the date of this Agreement (or such other later date as the parties may mutually agree in writing) Merger Sub shall (and Parent shall cause Merger Sub to) commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) the Offer to purchase all outstanding Shares for consideration per share consisting of the Per Share Amount. The Per Share Amount shall be net to each seller of Shares in cash, subject to reduction only for any applicable withholding or stock transfer taxes attributable to such seller. The obligations of Merger Sub to accept for payment and to pay for any Shares tendered and not withdrawn prior to the expiration of the Offer (as it may be extended in accordance with the requirements of this Agreement) shall be subject solely to the satisfaction or waiver of those conditions set forth in Annex I (the “Tender Offer Conditions”). The Company agrees that no Shares held by the Company or any of its Subsidiaries will be tendered pursuant to the Offer. The date on which Merger Sub commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act, is referred to in this Agreement as the “Offer Commencement Date.”

(b) Merger Sub expressly reserves the right from time to time, subject to Sections 1.1(c) and 1.1(d), to waive any Tender Offer Condition, to increase the Per Share Amount and to modify or amend any other term of the Offer; provided that without the prior written consent of the Company, Merger Sub shall not and Parent shall cause Merger Sub not to (i) decrease the Per Share Amount or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought to be purchased in the Offer, (iii) amend or waive satisfaction of the Minimum Condition, (iv) impose additional conditions to the Offer, modify or amend the Tender Offer Conditions (other than to waive such Tender Offer Conditions (other than the Minimum Condition) or increase the Per Share Amount) or (v) modify or amend any other term of the Offer in the case of this clause (v) in any manner adverse to the holders of Shares or which would reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation of the Offer by Parent or Merger Sub; provided that Merger Sub may, at its option and in its sole discretion and without the prior written consent of the Company, reduce the Minimum Condition to no less than a majority of the number of Shares outstanding at the time of such waiver (calculated on a fully-diluted basis).

(c) On the Offer Commencement Date, Merger Sub shall, and Parent shall cause Merger Sub to, file or cause to be filed with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer which shall contain or incorporate by reference the offer to purchase (the “Offer to Purchase”) and forms of the related letter of transmittal and other ancillary Offer documents (collectively, together with any supplements or amendments thereto, the “Offer Documents”) which shall comply in all material respects with the provisions of all applicable Federal securities Laws. Parent and Merger Sub, on the one hand, and the Company, on the other hand, agree to promptly correct any information respectively provided by them for use in the Offer Documents if and to the extent that it shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and Merger Sub will cause the Offer Documents, as so corrected or supplemented, to be filed with the SEC and to be made available to holders of Shares, in each case as and to the extent required by applicable securities Laws. The Company shall promptly furnish to Parent and Merger Sub in writing all information concerning the Company that may be required by applicable securities Laws or reasonably requested by Parent or Merger Sub for inclusion in the Schedule TO or the Offer Documents. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Schedule TO and the Offer to Purchase (including each amendment or supplement thereto) before they are filed with the SEC. In addition, Parent and Merger Sub shall provide the Company and its counsel (in writing, if written), and consult with the Company regarding, any comments (written or oral) Parent or Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents as promptly as practicable after receipt of such comments. The Company and its counsel shall be given a reasonable opportunity to review any such written and oral comments and proposed responses and participate in any related oral conference held with the staff of the SEC.

(d) The Offer to Purchase shall provide for an expiration date of the 20th Business Day (as defined in Rule 14d-1 under the Exchange Act, “Business Day”) following (and including the day of) the commencement of the Offer (such date, or such subsequent date to which the expiration of the Offer is extended pursuant to and in accordance with the terms of this agreement, the “Expiration Date”). Merger Sub shall not and Parent agrees that it shall cause Merger Sub to not terminate or withdraw the Offer prior to the earlier of (i) the Acceptance Time and (ii) the sixtieth (60th) Business Day following the commencement of the Offer, other than in connection with the termination of this Agreement in accordance with Section 8.1.

(e) So long as the Offer and this Agreement have not been terminated pursuant to Section 8.1, if at any scheduled Expiration Date, the Tender Offer Conditions shall not have been satisfied or earlier waived, Merger Sub shall be entitled, in its sole discretion, to extend the Offer and the Expiration Date to a date that is not more than ten (10) Business Days after the previously scheduled Expiration Date (as so extended from time to time); provided that Merger Sub shall not be entitled to extend the Offer or the Expiration Date beyond the sixtieth (60th) Business Day following the commencement of the Offer. In addition, Merger Sub may, without receiving the consent of the Company, extend the Expiration Date for any additional period required by applicable rules and regulations of the SEC, the NASDAQ or any other stock exchange or automated quotation system applicable to the Offer (but, for the avoidance of doubt, not beyond the End Date). Notwithstanding the foregoing, if at the end of the twentieth (20th)

Business Day following commencement of the Offer or at the end of any subsequent scheduled Expiration Date, all of the Tender Offer Conditions have been satisfied and/or waived other than the Minimum Condition, Merger Sub shall (and Parent shall cause Merger Sub to), if requested by the Company, extend one or more times the expiration of the Offer and the Expiration Date to a date that is not more than ten (10) Business Days after the previously scheduled Expiration Date (as so extended from time to time); provided, that Merger Sub shall not be obligated to extend the Offer or the Expiration Date beyond the sixtieth (60th) Business Day following commencement of the Offer. In the event the Acceptance Date occurs but Merger Sub has not acquired at least 90% of the Shares then outstanding (assuming exercise of the Top-Up Option in full), Merger Sub shall be entitled, in its sole discretion, to provide one or more “subsequent offering periods” to the Offer in accordance with Rule 14d-11 under the Exchange Act for a number of days to be determined by Merger Sub in its sole discretion which shall be not less than three (3) nor more than twenty (20) Business Days in the aggregate. In accordance with Rule 14d-11 under the Exchange Act, Merger Sub shall, and Parent shall cause Merger Sub to, immediately accept and promptly pay for all Shares tendered during any such subsequent offering period.

(f) Subject solely to the satisfaction or waiver (to the extent permitted by this Agreement) by Merger Sub of the Tender Offer Conditions, Merger Sub shall, and Parent shall cause Merger Sub to, as soon as possible after the scheduled expiration of the Offer (as it may be extended in accordance with Section 1.1(d)), immediately accept and promptly pay for all Shares validly tendered and not withdrawn pursuant to the Offer (the date of acceptance for payment, the “Acceptance Date,” and the time of acceptance for payment on the Acceptance Date, the “Acceptance Time”). Parent shall deposit (or shall cause to be deposited) with the Paying Agent the funds necessary to purchase Shares accepted by Merger Sub in the Offer.

(g) In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding following the date of this Agreement and prior to the payment by Merger Sub or its affiliate for such Shares, as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger or other similar extraordinary transaction, the Offer Price shall be equitably adjusted.

1.2 Company Action

(a) The Company hereby approves of and consents to the Offer and represents and warrants that the Board of Directors, at a meeting duly called and held, has unanimously: (i) determined that the terms of the Offer, the Merger and the other transactions contemplated by this Agreement are advisable to the shareholders of the Company and fair to and in the best interests of the Company and its shareholders, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (iii) approved and adopted any actions necessary to render the Rights issued pursuant to the Rights Agreement inapplicable to the execution of this Agreement, the commencement or consummation of the Offer and the Merger, the exercise of the Top-Up Option, or any of the other transactions contemplated hereby, (iv) subject to Section 6.3 hereof, resolved to recommend that the shareholders of the Company accept the Offer and tender their Shares to Merger Sub thereunder and, if required to consummate the Merger under the MBCA, approve this Agreement and the Merger (the

“Company Recommendation”), (v) rendered inapplicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated by this Agreement the provisions of Chapters 110C, 110D and 110F of the MGL, (vi) after receiving a fairness opinion from an investment banking firm selected by the Board of Directors, determined that the Offer is (A) at a price that is fair to shareholders (taking into account all factors which members of the Board of Directors deem relevant including, without limitation, prices which could reasonably be achieved if the Company or its assets were sold on an orderly basis designed to realize maximum value) and (B) otherwise in the best interests of the Company and its shareholders and (vii) elected that the Offer and the Merger, to the extent of the Board of Directors’ power and authority and to the extent permitted by Law, not be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws (collectively, “Takeover Laws”) of any jurisdiction that may purport to be applicable to the Offer, the Merger, this Agreement or the transactions contemplated hereby. The Company hereby consents to the inclusion in the Offer Documents of the Company Recommendation, and the Company shall not permit any Change of Recommendation, except as specifically provided in Section 6.3 hereof.

(b) Provided that Parent and Merger Sub shall have furnished to the Company the information required to be furnished by them pursuant to Section 1.2(c), on the date of the commencement of the Offer, and as promptly as practicable following the filing of the Schedule TO pursuant to Section 1.1(c) hereof, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) with respect to the Offer, which shall contain the Company Recommendation, subject to Section 6.3, and which shall comply in all material respects with the provisions of all applicable Federal securities Laws.

(c) The Company further agrees to take all steps necessary to cause the Schedule 14D-9 to be disseminated to holders of the Shares as and to the extent required by applicable securities Laws. The Company, on the one hand, and Parent and Merger Sub, on the other hand, agree to promptly correct any information respectively provided by them for use in the Schedule 14D-9 if and to the extent that it shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and the Company will cause the Schedule 14D-9, as so corrected or supplemented, to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable securities Laws. Parent shall promptly furnish to the Company in writing all information concerning Parent or Merger Sub that may be required by applicable securities Laws or reasonably requested by the Company for inclusion in the Schedule TO or the Offer Documents. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 (including each amendment or supplement thereto) before they are filed with the SEC. In addition, the Company shall provide Parent, Merger Sub and their counsel (in writing, if written), and consult with Parent and Merger Sub regarding, any comments (written or oral) the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 as promptly as practicable after receipt of such comments. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review any such written and oral comments and proposed responses and participate in any related oral conference held with the staff of the SEC.

(d) In connection with the Offer, the Company shall reasonably promptly following execution of this Agreement (and in any event within three (3) Business Days) furnish Parent and Merger Sub with a list of its shareholders of record, mailing labels containing the names and addresses of all record holders of Shares, non-objecting beneficial owners list and security position listings of Shares held in stock depositories, each as of the most recent practicable date, and shall reasonably promptly furnish Parent with such additional information, including updated lists of shareholders, mailing labels, security position listings and computer files, and such other information and assistance as Parent, Merger Sub or their agents may reasonably request for the purpose of communicating the Offer, the Offer Documents and any and all related correspondence to the record and beneficial holders of Shares. Subject to the requirements of applicable Law, and except to the extent such steps are reasonably related to the dissemination of the Offer Documents and the consummation of the Offer, Parent and Merger Sub shall hold in confidence all the information contained in any such lists, labels or other listings or computer files, shall use such information only in connection with the Offer and the Merger and, if this Agreement is terminated, shall, upon the Company’s request, deliver to the Company all copies of such information in their possession.

(e) At any time after the Acceptance Date, Parent may request the Company to take all necessary actions, and the Company agrees to take such actions, to deregister the Shares under the Exchange Act and/or to delist the Shares from the NASDAQ Global Market (the “NASDAQ”) if such actions are otherwise permitted under applicable Law and the applicable rules and regulations of the NASDAQ.

1.3 Directors

Effective upon the acceptance for payment by Merger Sub or any of its affiliates for Shares tendered pursuant to the Offer which represent at least a majority of the Shares outstanding, and from time to time thereafter as Shares are acquired by Parent or Merger Sub, Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors as is equal to the product of (a) the total number of directors on the Board of Directors (giving effect to the directors appointed or elected pursuant to this sentence and including current directors serving as officers of the Company and to the number of the Independent Directors specified below) multiplied by (b) the percentage that the aggregate number of Shares beneficially owned by Parent or any affiliate of Parent (including for purposes of this Section 1.3 such Shares as are accepted for payment pursuant to the Offer, but excluding Shares held by the Company or any of its Subsidiaries) bears to the number of Shares then outstanding, but in no event less than a majority of the number of directors on the Board of Directors; provided, however, that, in the event that Parent’s designees are appointed or elected to the Board of Directors, until the Effective Time (as defined in Section 2.3) the Board of Directors shall have at least two (2) directors who are directors on the date hereof and who are not officers of the Company, nor designees, stockholders, affiliates or associates (within the meaning of the Federal securities Laws) of Parent or Merger Sub (one or more of such directors, the “Independent Directors”); provided, further, that if there is in office only one Independent Director, the Board of Directors will take all reasonable action necessary to cause a person designated by the remaining Independent Director to fill such vacancy who shall be neither an officer of the Company nor an officer, designee or affiliate of Parent or Merger Sub, and such person shall be deemed to be an Independent Director for purposes of this Agreement, or, if no

Independent Directors remain, the other directors shall take all reasonable action necessary to designate two persons to fill the vacancies who shall be neither an officer of the Company nor an officer, designee or affiliate of Parent or Merger Sub, and each such person shall be deemed to be an Independent Director for purposes of this Agreement. At each such time, the Company will, at the request of Parent and subject to any limitations imposed by applicable Law and applicable rules and regulations of the NASDAQ, also take all reasonable action necessary to cause (a) each committee of the Board of Directors, (b) the board of directors of each of the Subsidiaries and (c) each committee of such board of directors of each of the Subsidiaries to include persons designated by Parent constituting the same percentage of each such committee or board as Parent’s designees constitute on the Board of Directors. The Company shall take all reasonable action necessary to cause Parent’s designees to be so elected including, upon request by Parent, subject to the Company’s Restated Articles of Organization, as amended prior to the date hereof (the “Articles of Organization”), promptly increasing the size of the Board of Directors or exercising its reasonable best efforts to secure the resignations of such number of directors as is necessary to enable Parent’s designees to be elected to the Board of Directors in accordance with the terms of this Section 1.3. Subject to applicable Law, and subject to Parent supplying the Company with the information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, the Company shall promptly take all action necessary pursuant to Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3 and shall mail to the Company’s shareholders no later than ten (10) days prior to the initial Expiration Date of the Offer such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 in order to fulfill its obligations under this Section 1.3. Notwithstanding anything in this Agreement to the contrary, following the time directors designated by Parent are elected or appointed to the Board of Directors and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to (w) amend or terminate this Agreement on behalf of the Company, (x) exercise or waive any of the Company’s rights or remedies hereunder, (y) extend the time for performance of Parent’s or Merger Sub’s obligations hereunder or (z) take any other action by the Company in connection with this Agreement and the transactions contemplated hereby required to be taken by the Board of Directors. Prior to the Effective Time, the Independent Directors as a group shall be entitled to retain one firm of legal counsel at Company expense if determined to be appropriate by the Independent Directors for the purpose of fulfilling their obligations hereunder, and shall have authority after the Acceptance Date and prior to the Effective Time to institute and maintain any action on behalf of the Company to enforce the performance of this Agreement in accordance with its terms; provided, however, that Parent shall have received at least five (5) Business Days’ prior notice of the commencement of any such action.

1.4 Top-Up Option

(a) The Company hereby irrevocably grants to Merger Sub an option (the “Top-Up Option”), exercisable upon the terms and conditions set forth in this Section 1.4, to purchase up to that number of Shares (the “Top-Up Option Shares”) equal to the lowest number of Shares that, when added to the number of Shares directly or indirectly owned by Parent or Merger Sub at the time of such exercise, shall constitute at least 90% of the Shares outstanding immediately after exercise of the Top-Up Option at a price per share as set forth below; provided that in no event shall the Top-Up Option be exercisable for a number of Shares in excess of the

Company’s then authorized but unissued Shares (calculated on a fully-diluted basis). The purchase price for the Top-Up Option Shares shall be equal to the Offer Price, which price shall be payable in cash in an amount equal to the aggregate par value of the purchased Top-Up Option Shares and by the issuance of a full recourse note with a principal amount equal to the remainder of the exercise price in the form attached as Exhibit B.

(b) The Top-Up Option shall be exercised by Merger Sub (but only so long as the exercise of the Top-Up Option would, after the issuance of the Shares thereunder, be sufficient to allow a Short Form Merger to occur), in whole or in part, at any time on or after the Acceptance Time and prior to the earlier to occur of (i) the Effective Time and (ii) the termination of this Agreement in accordance with its terms; provided, however, that the obligation of the Company to deliver Top-Up Option Shares upon the exercise of the Top-Up Option is subject to the conditions that (A) no provision of any applicable Law and no judgment, injunction, order or decree shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares in respect of such exercise, (B) upon exercise of the Top-Up Option, the number of Shares owned by Parent or Merger Sub or any wholly-owned Subsidiary of Parent or Merger Sub shall constitute at least 90% of the number of Shares that will be outstanding immediately after the issuance of the Top-Up Option Shares, and (C) Merger Sub has accepted for payment all Shares validly tendered in the Offer and not withdrawn. The parties shall cooperate to ensure that the issuance of the Top-Up Option Shares is accomplished consistent with all applicable requirements of Law and the rules and regulations of the NASDAQ, including compliance with an applicable exemption from registration of the Top-Up Option Shares under the Securities Act.

(c) Upon the exercise of the Top-Up Option in accordance with Section 1.4(a), Parent shall so notify the Company and shall set forth in such notice (i) the number of Shares that are expected to be owned by Parent, Merger Sub or any wholly-owned Subsidiary of Parent or Merger Sub immediately preceding the purchase of the Top-Up Option Shares and (ii) a place and time for the closing of the purchase of the Top-Up Option Shares. The Company shall, as soon as practicable following receipt of such notice (but in any event within one (1) Business Day), notify Parent and Merger Sub of the number of Shares then outstanding and the number of available Shares for purchase pursuant to the Top-Up Option. At the closing of the purchase of the Top-Up Option Shares, Parent or Merger Sub, as the case may be, shall pay the Company the aggregate price required to be paid for the Top-Up Option Shares pursuant to Section 1.4(a), and the Company shall cause to be issued to Parent or Merger Sub a certificate representing the Top-Up Option Shares which may include any legends required by applicable securities Laws.

(d) Parent and Merger Sub acknowledge that the Shares which Merger Sub may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Parent and Merger Sub represent and warrant to the Company that Merger Sub is, or will be upon the purchase of the Top-Up Option Shares, an “accredited investor,” as defined in Rule 501 of Regulation D under the Securities Act. Merger Sub agrees that the Top-Up Option and the Top-Up Option Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Merger Sub for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

ARTICLE 2.

THE MERGER

2.1 The Merger

Upon the terms and subject to the conditions set forth in this Agreement, the Merger shall be consummated in accordance with the MBCA. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement, Merger Sub shall be merged with and into the Company in accordance with the MBCA and the separate existence of Merger Sub shall thereupon cease and the Company, as the surviving corporation in the Merger (the “Surviving Corporation”), shall continue its corporate existence under the Laws of The Commonwealth of Massachusetts as a wholly-owned Subsidiary of the direct parent of Merger Sub immediately prior to the Effective Time.

2.2 Closing

The closing of the Merger (the “Closing”) shall take place at the offices of Latham & Watkins LLP, Menlo Park, California, at 8:00 a.m., local time, on a date which shall be the second Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied by actions to be taken at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other place, date and time as the Company and Parent may agree; provided, however, that if, as of or immediately following the Acceptance Date or the expiration of the final subsequent offering period, if any, pursuant to Section 1.1(d), a Short Form Merger is available pursuant to Section 11.05 of the MBCA, the parties shall cause the Closing to occur, subject to the satisfaction or waiver of the conditions set forth in Section 7.1(a), as promptly as practicable (without a meeting of the shareholders of the Company) following the Acceptance Date or the expiration of such subsequent offering period, as applicable.

2.3 Effective Time

Subject to the provisions of this Agreement, on the Closing Date the Company will file with the Secretary of the Commonwealth of the Commonwealth of Massachusetts articles of merger in accordance with the MBCA (the “Certificate of Merger”) and shall make all other filings or recordings required under the MBCA in order to effect the Merger. The Merger shall become effective upon the filing of the Certificate of Merger or at such other time as is agreed by the parties hereto and specified in the Certificate of Merger. The time when the Merger shall become effective is herein referred to as the “Effective Time” and the date on which the Effective Time occurs is herein referred to as the “Closing Date.”

2.4 Effects of the Merger

The Merger shall have the effects set forth in this Agreement and all further effects as specified in the applicable provisions of the MBCA.

2.5 Articles of Organization and Bylaws of the Surviving Corporation

At and after the Effective Time until the same have been duly amended, (a) the Articles of Organization of the Surviving Corporation shall be identical to the Articles of Organization of Merger Sub in effect at the Effective Time and (b) the Bylaws of the Surviving Corporation shall be identical to the Bylaws of Merger Sub in effect at the Effective Time, in each case except with respect to the names of the entities, the names of any officers or directors and any addresses or other contact or notice information contained therein.

2.6 Directors

At and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their successors are elected or appointed and qualified. If, at the Effective Time, a vacancy shall exist on the Board of Directors, such vacancy may thereafter be filled in the manner provided by Law.

2.7 Officers

At and after the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, except as Merger Sub shall otherwise provide in writing, until their successors are elected or appointed and qualified. If, at the Effective Time, a vacancy shall exist in any office of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided by Law.

2.8 Merger Without Meeting of Shareholders

Notwithstanding anything in this Agreement to the contrary, but subject to Section 7.1(a), if, at any time following the Acceptance Date, Parent or Merger Sub or any wholly-owned Subsidiary of Parent or Merger Sub shall own at least 90% of the outstanding Shares, pursuant to the Offer or otherwise, the parties hereto shall, subject to Section 7.1(a), take all necessary and appropriate action to cause the Merger to become effective as promptly as practicable after the satisfaction of such threshold, without a meeting of shareholders of the Company, pursuant to Section 11.05 of the MBCA (such Merger, a “Short Form Merger”).

ARTICLE 3.

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

3.1 Effect on Capital Stock

At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a) Conversion of Shares. Each Share that has been issued and is outstanding immediately prior to the Effective Time, other than Shares to be cancelled pursuant to Section 3.1(b) and other than Dissenting Shares, shall be converted automatically into and shall thereafter only represent the right to receive in cash an amount equal to the Per Share Amount (the “Merger Consideration”) payable, without interest, to the holder of such Share upon surrender, in the manner provided in Section 3.2 hereof, of the Certificate that formerly evidenced such Share. All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 3.1 shall no longer be outstanding and shall be automatically be cancelled and retired and shall cease to exist, and the holders of Certificates which immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration therefor upon the surrender of such Certificates in accordance with Section 3.2 hereof.

(b) Parent, Merger Sub and Company-Owned Shares. Each Share that is owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time or held by the Company or any Company Subsidiary immediately prior to the Effective Time (the “Cancelled Shares”) shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

(c) Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d) Dissenters’ Rights. Notwithstanding any provision of this Agreement to the contrary, each outstanding Share, the holder of which has demanded and perfected such holder’s right to dissent from the Merger and to be paid the fair value of such Shares in accordance with the MBCA and, as of the Effective Time, has not effectively withdrawn or lost such dissenters’ rights (“Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration into which Shares are converted pursuant to Section 3.1(a) hereof, but the holder thereof shall be entitled only to such rights as are granted by the MBCA. Notwithstanding the immediately preceding sentence, if any holder of Shares who demands dissenters’ rights with respect to its Shares under the MBCA effectively withdraws or loses (through failure to perfect or otherwise) its dissenters’ rights, then as of the Effective Time or the occurrence of such event, whichever occurs later, such holder’s Shares will automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 3.1(a) hereof, without interest thereon, upon surrender of the Certificate or Certificates formerly representing such Shares in accordance with Section 3.2 hereof. After the Effective Time, Parent shall cause the Surviving Corporation to make all payments to holders of Shares with respect to such demands in accordance with the MBCA. The Company shall give Parent (i) prompt written notice of any notice of intent to demand fair value for any Shares, withdrawals of such notices, and any other instruments received by the Company and (ii) the opportunity to participate in, direct and control all negotiations and proceedings with respect to demands for fair value for Shares under the MBCA. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment or offer of payment with respect to any demands for fair value for Shares or offer to settle or settle any such demands.

3.2 Exchange of Certificates

(a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of the Shares (other than Shares to be cancelled in accordance with Section 3.1(b) hereof and Dissenting Shares) in connection with the Merger (the “Paying Agent”) to receive in trust the aggregate Merger Consideration to which holders of Shares shall become entitled pursuant to Section 3.1(a) hereof (the “Exchange Fund”). Parent shall deposit (or cause to be deposited) such aggregate Merger Consideration with the Paying Agent at or promptly following the Effective Time.

(b) Payment Procedures.

(i) Promptly after the Effective Time, the Paying Agent shall (and Parent shall direct the Paying Agent to) mail (A) to each holder of record of Shares whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 3.1, (i) a letter of transmittal (which shall specify that, in the case of certificated Shares, delivery shall be effected, and risk of loss and title shall pass, only upon delivery of the certificates that immediately prior to the Effective Time represented such Shares (“Certificates”) to the Paying Agent (or, in the case of non-certificated Shares represented by book-entry (“Book-Entry Shares”), only upon delivery in compliance with reasonable delivery procedures established by the Paying Agent), and shall be in such form and have such other provisions as Parent and the Paying Agent may agree), and (2) instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration and (B) to the extent Parent elects to have the Paying Agent pay amounts payable in respect of Company Stock Options or Restricted Shares, pay to each holder of a Company Stock Option or Restricted Share, a check in an amount due and payable to such holder pursuant to Section 3.3 hereof in respect of such Company Stock Option or Restricted Share.

(ii) Upon surrender of Certificates for cancellation to the Paying Agent or compliance with the reasonable procedures established by the Paying Agent for delivery of Book-Entry Shares, together with such letter of transmittal, properly completed and duly executed in accordance with the instructions thereto, and such other documents as may be required by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor a check in an amount equal to the product of (x) the number of Shares represented by such holder’s properly surrendered Certificates or Book-Entry Shares multiplied by (y) the Merger Consideration, and the Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares. If payment of the Merger Consideration is to be made to a person other than the person in whose name a Share is registered, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, properly endorsed or otherwise in proper form for transfer (or in the case of Book-Entry Shares, accompanied by all documents (if any) required to evidence and effect such transfer) and in each case accompanied by evidence to the satisfaction of the Paying Agent that any applicable stock transfer or other Taxes have been paid or are not applicable. Until surrendered as contemplated by this

Section 3.2(b), each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration for each Share represented thereby in cash as contemplated by Section 3.2(b)(i) hereof.

(iii) The Paying Agent, Parent, Merger Sub or the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Offer or the Merger or otherwise payable pursuant to this Agreement to any holder of Shares or holder of Company Stock Options or Restricted Shares, such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or holder of the Company Stock Options or Restricted Shares, in respect of which such deduction and withholding were made.

(c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates and Book-Entry Shares evidencing ownership of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article 3.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed six (6) months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Shares in accordance with this Section 3.2 shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) solely as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares in accordance with this Section 3.2, without any interest thereon.

(e) No Liability. Anything herein to the contrary notwithstanding, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of Shares, Company Stock Options or Restricted Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent from time to time. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation upon demand.

(g) Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent or Parent, the posting by such person of a bond in such amount as the Paying Agent or Parent may reasonably direct as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will disburse the Merger Consideration pursuant to Section 3.1(a) payable in respect of (x) the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by (y) the Merger Consideration.

(h) Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger or other similar extraordinary transaction, the Merger Consideration shall be equitably adjusted.

3.3 Treatment of Stock Options and Other Stock-Based Awards.

(a) Each option to purchase Shares (collectively, the “Company Stock Options”) granted under the Company Stock Plans, whether vested or unvested, that is outstanding immediately prior to the Effective Time will at the Effective Time be cancelled and the holder of such Company Stock Option will, in full settlement of such Company Stock Option, receive from the Surviving Corporation an amount in cash, subject to any applicable withholding Tax, equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price per Share of such Company Stock Option multiplied by (y) the total number of Shares subject to such Company Stock Option.

(b) Immediately prior to the Effective Time, each award of restricted or deferred Shares (the “Restricted Shares”) shall vest in full and be converted into the right to receive the Merger Consideration as provided in Section 3.1(a), subject to any applicable withholding Tax.

(c) Prior to the Effective Time, the Company will cause to be effected any necessary amendments to the Company Stock Plans and any other resolutions, consents or notices, in such form reasonably acceptable to Parent, as may reasonably be required to effectuate the actions contemplated by this Section 3.3.

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Schedule shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to which the relevance of such disclosure is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:

4.1 Qualification, Organization, Subsidiaries, etc.

Each of the Company and its Subsidiaries is a corporation, limited liability company, limited partnership or other business entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate, limited liability company, limited partnership or other business entity (as the case may be) power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as presently conducted, except, in the case of the Subsidiaries of the Company, where the failure to be so organized, existing or in good standing and, in the case of the Company and its Subsidiaries, where the failure to have such power, authority and governmental approvals, has not had, and would not reasonably be expected to have a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure of any such Subsidiary to be so qualified or licensed and in good standing has not had, and would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent prior to the date of this Agreement true and complete copies of the Company’s Articles of Organization and Amended and Restated By-laws and copies of similar organizational documents of each of its Subsidiaries, in each case as amended through the date hereof. Such Articles of Organization and Amended and Restated By-laws of the Company and, except as set forth in Section 4.1 of the Company Disclosure Schedules, such similar organizational documents of its Subsidiaries, are in full force and effect.

As used in this Agreement, “Company Material Adverse Effect” means any event, circumstance, development, change or effect that, individually or in the aggregate with all other events, circumstances, developments, changes and effects, (a) is, or would reasonably be expected to be, materially adverse to the business, properties, assets (tangible or intangible), liabilities, condition (financial or otherwise), prospects, or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) materially delays or prevents, or would reasonably be expected to materially delay or prevent, the commencement or consummation of the Offer or the Merger, in each case, other than (i) any event, circumstance, development, change or effect resulting from any of the following: (A) the announcement of the execution of this Agreement, or the pendency or consummation of the Offer or the Merger, (B) changes in the United States economy or the securities, credit or financial markets in general or changes affecting the industries in which the Company and its Subsidiaries conduct their business, so long as such changes do not disproportionately affect the Company or its Subsidiaries relative to other participants in their industry, (C) any change in GAAP or interpretation thereof after the date of this Agreement, (D) any acts of terrorism or war, (E) a decline in the price or trading value of the Company’s common stock on NASDAQ, in and of itself, it being understood that any event contributing to such decline may be considered in determining whether there has been a Company Material Adverse Effect, or (F) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period, in and of itself, it being understood that any event contributing to such failure may be considered in determining whether there has been a Company Material Adverse Effect, (ii) any event, circumstance, development, change or effect (including (x) Actions pending or threatened against the Company in front of any Governmental Entity or the NASDAQ or (y) civil or criminal sanctions or penalties against the Company resulting from such Actions, including any delisting from the NASDAQ) resulting from any of the following: (A) the Company’s historical stock-based compensation practices, but only to the extent such event, circumstance, development, change or effect both (1) resulted from (x) the failure of the Company’s related compensation, tax, disclosure, accounting and grant practices to comply with GAAP, the Company Stock Plans or applicable Law, or (y) matters concerning selecting, documenting and disclosing, and the accounting for and recording of, stock option grant and measurement dates, stock option expenses, and other items related thereto and (2) is consistent with and is not materially more adverse to the Company and its Subsidiaries than the disclosure contained in (x) the Company’s public statements and its filings with and submissions and statements to the SEC related to historical stock based compensation practices that were provided to Parent prior to the date of this Agreement or (y) the information provided to Parent or its affiliates and Representatives prior to the date hereof and identified in Section 4.1(ii)(A)(2) of the Company Disclosure Schedule, (B) adjustments to the Company’s historical financial statements for the periods and in the amounts disclosed in Section 4.4(c) of the Company Disclosure Schedule; (C) to the extent directly resulting from the matters referred to in the immediately foregoing clauses (A) or (B) (and only to such extent): (x) the Company’s pending restatement of its historical audited consolidated financial statements contained in its Annual Reports on Form 10-K for the fiscal years ended December 31, 2005, December 31, 2004, December 31, 2003, December 31, 2002, December 31, 2001 and December 31, 2000 or the Company’s pending restatement of its historical unaudited consolidated financial statements contained in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, or (y) the Company’s failure to file in a timely manner its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2006 and March 31, 2007, and its Annual Report on Form 10-K for the year 2006 (all such periodic reports mentioned in the forgoing clauses (x) and (y), the “Restated and Delayed Reports,” and all of the matters mentioned in this clause (ii), the “Restatement and Related Matters”) or (iii) any effects on the Company’s business or prospects relating to the filing by Amp’d Mobile Inc. of a petition for relief under Chapter 11 of the U.S. Bankruptcy Code.

4.2 Capital Stock

(a) The authorized capital stock of the Company consists of (i) 35,000,000 Shares and (ii) 2,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of July 11, 2007 (the “Capitalization Date”), (i) 17,908,251 Shares were issued and outstanding (excluding Shares held in the treasury of the Company), all of which are duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, (ii) no Shares were held in the treasury of the Company, (iii) no Shares were held by any of its Subsidiaries, (iv) 2,159,354 Shares were reserved for future issuance in connection with the Company Stock Plans (including Shares reserved pursuant to outstanding Company Stock Options and Restricted Shares), (v) 35,000 shares of Preferred Stock were designated as Series A Junior Participating Preferred Shares and reserved for issuance upon exercise of the Rights distributed to the holders of Shares pursuant to the Rights Agreement, and (vi) no shares of Preferred Stock other than those set forth in clause (v) above have been designated or reserved for issuance and no shares of Preferred Stock are issued or outstanding. From the Capitalization Date through the date of this Agreement there has not been, and as of the Closing Date there will not have been, other than, in each case, in connection with the issuance of Shares pursuant to the exercise of Company Stock Options or the vesting of Company Rights, in each case outstanding on the Capitalization Date and set forth in Section 4.2(a)(i) of the Company Disclosure Schedule, any change in the number of shares of outstanding or reserved capital stock of the Company or the number of outstanding Company Stock Options or Company Rights. Section 4.2(a)(i) of the Company Disclosure Schedule lists, as of the Capitalization Date, each Company Stock Option, each Company Right and each other right to purchase or receive Shares outstanding under the Company Stock Plans and the holder thereof, as well as the terms of vesting, the expiration date and, if applicable, the exercise price of each such Company Stock Option, Company Right or other right (including whether the exercise price was less than the fair market value of the underlying Shares on the date of grant), the number of Shares issuable under each such Company Stock Option, Company Right or other right and the Company Stock Plan under which such Company Stock Option, Company Right or other right was granted. No Subsidiaries of the Company own any Shares or any other equity securities of the Company.

(b) Except as set forth in Section 4.2(a), the Company does not have any shares of its capital stock issued or outstanding, and there are no (i) subscriptions, calls, contracts, options, warrants or other rights, agreements, arrangements, understandings, restrictions or commitments of any character to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound relating to the issued or unissued capital stock or equity interests of the Company or any Subsidiary or obligating the Company or any Subsidiary to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscriptions, calls, contracts, options, warrants or other rights, agreements, arrangements, understandings, restrictions or commitments, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, (D) register any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests or (E) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other person, (ii) securities of the Company or securities convertible, exchangeable or exercisable for shares of capital stock or equity interests of the Company or any Subsidiary or (iii) equity equivalents, stock appreciation rights or phantom stock ownership interests in the Company or any of its Subsidiaries or similar rights. All Shares subject to issuance as set forth in Section 4.2(a) are duly authorized and, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be validly issued, fully paid and nonassessable and free of preemptive (or similar) rights. There are no outstanding contractual obligations or rights of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any securities or equity interests of the Company or any Subsidiary or to vote or to dispose of any shares of capital stock or equity interests of the Company or any Subsidiary. None of the Company or any Company Subsidiary is a party to any shareholders’ agreement, voting trust agreement or registration rights agreement relating to any equity securities or equity interests of the Company or any of its Subsidiaries or any other Contract relating to disposition, voting or dividends with respect to any equity securities or equity interests of the Company or of any of its Subsidiaries. No dividends on Shares have been declared or paid since December 31, 2002, and the Board of Directors has not authorized any dividend or the repurchase, redemption or other acquisition of any securities or equity interests. All of the Shares have been issued by the Company in compliance with applicable Federal securities Laws except with respect to any noncompliance that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. There are no outstanding bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s shareholders may vote.

(c) Each outstanding share of capital stock (or other unit of equity interest) of each Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable and was issued free of preemptive (or similar) rights, and each such share or unit is owned by the Company, by one or more of its wholly-owned Subsidiaries, or by the Company and one or more of its wholly-owned Subsidiaries, free and clear of all options, rights of first refusal, agreements, limitations on the Company’s or any Subsidiary’s voting, dividend or transfer rights, charges and other encumbrances or Liens of any nature whatsoever. A true and complete list of all the Subsidiaries of the Company, together with the jurisdiction of incorporation of each such Subsidiary and the owner or owners of the capital stock (or other unit of equity interest) of each such Subsidiary, is set forth in Section 4.2(c) of the Company Disclosure Schedule.

(d) Section 4.2(d) of the Company Disclosure Schedule lists any and all persons in which the Company directly or indirectly owns an equity or similar interest, or an interest convertible into or exchangeable or exercisable for an equity or similar interest, of less than 50% (collectively, the “Investments”). The Company or a Subsidiary of the Company, as the case may be, owns all Investments free and clear of all Liens, and there are no outstanding contractual obligations of the Company or any Subsidiary of the Company permitting the repurchase, redemption or other acquisition of any of its interest in the Investments or requiring the Company or any Subsidiary of the Company to provide funds to, make any investment (in the form of a loan, capital contribution or otherwise) in, provide any guarantee with respect to, or assume, endorse or otherwise become responsible for the obligations of, any Investment.

4.3 Authority Relative to This Agreement; Governmental Approvals; No Violation

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (subject, in the case of the Merger, to receipt of the Company Shareholder Approval, if necessary). The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including, but not limited to, the Offer and the Merger, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery this Agreement or to consummate the transactions contemplated hereby (other than, in the event that a Short Form Merger is not available pursuant to Section 11.05 of the MBCA, the requisite approval of the Merger by holders of a majority of the Shares in accordance with the MBCA and the Articles of Organization and the filing of the Certificate of Merger with the Secretary of State of the Commonwealth of Massachusetts in accordance with the MBCA). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not, require any consent, approval, authorization or permit of, action by, or filing with or notification to, any supranational, national, provincial, federal, state or local or government, regulatory or administrative authority, or any commission, court, tribunal, or judicial or arbitral body (a “Governmental Entity”) or the NASDAQ, except for (i) the pre-merger notification requirements of the HSR Act, (ii) compliance with the applicable requirements of the Exchange Act, including the filing of the Schedule 14D-9 in connection with the Offer and the Proxy Statement, if applicable, in connection with the Company Shareholder Approval, (iii) any filings required by, and any approvals required under, the rules and regulations of the NASDAQ, (iv) compliance with any applicable state securities or blue sky Laws, (v) filing of the Certificate of Merger with the Secretary of the Commonwealth of the Commonwealth of Massachusetts in accordance with the MBCA, and (vi) any other consents, approvals, authorizations, permits, filings or notifications, where the failure to obtain such consents, approvals, authorizations or permits, or to make such filing or notifications, individually or in the aggregate (A) has not had and would not reasonably be expected to have a Company Material Adverse Effect or (B) would not prevent or materially delay the consummation of the Offer or the Merger. No filings are required by, and no approvals are required under, the rules and regulations of the Federal Communications Commission in connection with the execution and delivery of this Agreement by the Company, the performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement.

(c) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the commencement and consummation by Parent of the Offer and the consummation by the Company of the Merger and the other transactions contemplated hereby, assuming receipt of the Company Shareholder Approval in the event that the Short Form Merger is not available, will not (i) conflict with, violate or result in a breach of the Articles of Organization or Amended and Restated By-Laws of the Company or similar organizational documents of any of its Subsidiaries, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained and that all actions, filings and notifications described in Section 4.3(b) have been made or taken, conflict with or violate any Law binding upon or applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any Subsidiary of the Company is bound or affected or (iii) result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, require consent or result in a loss of a material benefit under, give rise to a material obligation under, give to others of any right of termination, amendment, acceleration, renegotiation or cancellation of, any written or oral note, bond, mortgage, loan, indenture, guarantee, contract, agreement, lease, license, permit, concession, franchise or other binding commitment, instrument or obligation (each, a “Contract”) to which the Company or any Subsidiary of the Company is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound or affected, or result in the creation of any Lien on any property or asset of the Company or any of its Subsidiaries, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have, individually or in the aggregate, a Company Material Adverse Effect.

4.4 Reports and Financial Statements

(a) With the exception of the Restatement and Related Matters, the Company has filed or furnished on a timely basis all forms, reports, statements, schedules, certifications and other documents required to be filed with or furnished to the SEC by it since December 31, 2002 and prior to the date hereof (collectively, the “Prior Company SEC Documents”). The Prior Company SEC Documents (including any documents or information incorporated by reference therein and including any financial statements or schedules included therein) (i) complied, at the time they were filed or furnished, and, if amended, as of the date of such amendment, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and, in each case, the rules and regulations promulgated thereunder, and (ii) with the exception of the Restatement and Related Matters, did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Any forms, reports, statements, schedules, certifications and other documents filed with or furnished to the SEC by the Company on or after the date of this Agreement (together with the Prior Company SEC Documents, the “Company SEC Documents”), including, when filed, any of the Restated and Delayed Reports (and including any documents or information incorporated by reference therein and including any financial statements or schedules included therein) (i) will comply, at the time of filing or being furnished, and, if amended, as of the date of such amendment, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and, in each case, the rules and regulations promulgated thereunder, and (ii) will not, at the time they are filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) With the exception of the Company’s failure to file periodic reports with the SEC for any period ending after its fiscal quarter ended March 31, 2006, the Company is in compliance in all material respects with the applicable listing and corporate governance standards, rules and regulations of the NASDAQ.

(c) Attached as Section 4.4(c) of the Company Disclosure Schedules are the unaudited consolidated balance sheets and related statements of income and cash flows of the Company and its consolidated Subsidiaries for and as at (i) the fiscal years ended December 31, 2002, 2003, 2004, 2005 and 2006 (the “Restated Annual Statements”) and (ii) the fiscal quarters ended March 31, June 30, September 30 and December 31, 2006 and March 31, 2007 (the “Restated Quarterly Statements” and, together with the Restated Annual Statements, the “Preliminary Statements”). Each of the Preliminary Statements (including, in each case, any notes and schedules thereto) was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries, as at the respective dates thereof and for the respective periods indicated therein; provided that (A) the Restated Quarterly Statements do not include any information or notes that are not required by GAAP, Form 10-Q of the SEC or the requirements of Regulation S-X under the Securities Act to be included in interim financial statements, (B) the Restated Quarterly Statements are subject to normal year-end adjustments (which will not be material), (C) the Preliminary Statements have not been reviewed by the Company’s independent accounting firm as provided in Statement on Auditing Standards No. 100 and do not include information described in Item 303 or Item 305 of Regulation S-K to the extent such information would otherwise be required to be filed in a Report on Form 10-Q, (D) the Preliminary Statements are subject to the effects of the Restatement and Related Matters and (E) the Preliminary Statements are subject to other matters that may arise in the course of the Company’s accounting review (the effects of which will not be material). The balance sheet for the fiscal-quarter ended March 31, 2006 contained in the Restated Quarterly Statements for the fiscal-quarter ended March 31, 2006, is referred to herein as the “March 31, 2006 Balance Sheet.”

4.5 Internal Controls and Procedures

(a) Since the enactment of the Sarbanes-Oxley Act, other than with respect to the Restatement and Related Matters, the Company has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The Company has established and presently maintains a system of internal accounting controls and financial reporting (as required by Rule 13a-15 under the Exchange Act) that provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) designed to ensure that information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the individuals responsible for the preparation of the Company’s filings with the SEC, including its Chief Executive Officer and Chief Financial officer, as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.

(b) The Company has disclosed, based on its most recent evaluation of internal controls, to the Company’s outside auditors and the audit committee of the Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to materially and adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(c) Except as relating to the Restatement and Related Matters, the Company has not received any complaint, allegation, assertion or claim in writing regarding the accounting practices, procedures, methodologies or methods of the Company or its internal accounting controls. The Company has not identified any significant deficiency or material weaknesses in the design or operation of internal controls over financial reporting. To the knowledge of the Company, there is no reason to believe that its auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act when the Company next files a Report on Form 10-K or Form 10-Q under the Exchange Act.

(d) None of the Subsidiaries of the Company is, or has at any time since January 31, 2002, been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

4.6 No Undisclosed Liabilities

Except as and to the extent set forth on the March 31, 2006 Balance Sheet, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature (whether accrued, contingent, absolute, determined, determinable or otherwise), except for liabilities or obligations (i) incurred in the ordinary course of business consistent with past practice since March 31, 2006, (ii) incurred under this Agreement or in connection with the transactions contemplated hereby or (iii) liabilities resulting from or relating to the Restatement and Related Matters.

4.7 Compliance with Law; Permits; No Default

(a) The Company and each of the Company’s Subsidiaries is, and at all times has been, in compliance with and is not in default under or in violation of any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, judgment, injunction, decree, agency requirement or other order of any Governmental Entity (collectively, “Laws” and each, a “Law”), applicable to such entity or by which any property or asset of such entity is bound or affected, and has not received written notice of any non-compliance, default or violation of any such Law, except, in each case, where such non-compliance, default or violation has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) The Company and the Company’s Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and the Company’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), and all such Company Permits are in full force and effect, except where the failure to have any Company permit would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries has received any written notice that any Company Permits will be revoked or cancelled or threatening such revocation or cancellation.

(c) Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of its organizational or governing documents, except with respect to organization or governing documents of its Subsidiaries, for violations, breaches or defaults that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

4.8 Employee Matters

(a) Section 4.8(a) of the Company Disclosure Schedule lists all Company Benefit Plans including all Company Stock Plans. “Company Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (whether or not such plan is subject to ERISA), all material employee or director compensation and/or benefit plans, programs, policies, agreements or other arrangements, and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or agreement, whether written, unwritten, formal or informal, in each case that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of present or former employees, directors or consultants of the Company or its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has or may in the future have any liability (contingent or otherwise). “Company Stock Plans” means all Company Benefit Plans pursuant to which the Company may grant equity or equity-based compensation awards.

(b) The Company has heretofore made available to Parent true and complete copies or materially accurate summaries of each of the Company Benefit Plans that has not been previously filed with the SEC and (i) each writing constituting a part of such Company Benefit Plan, including all amendments thereto, and all related trust documents, (ii) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, (iii) the most recent annual actuarial valuations, if any, (iv) the most recent Annual Report (Form 5500 Series) and accompanying schedules, if any, (v) all IRS or Department of Labor (“DOL”) determination, opinion, notification and advisory letters (if applicable), (vi) all material correspondence to or from any Governmental Entity received in the last three years and (vii) all discrimination tests for the most recent plan year.

(c) Each Company Benefit Plan has been maintained and administered in material compliance with its terms and with applicable Law, including, without limitation, ERISA and the Code to the extent applicable thereto. Each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and, to the knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan. All material contributions or other amounts payable by the Company or its Subsidiaries as of the date hereof with respect to each Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP (other than with respect to amounts not yet due). Neither the Company nor its Subsidiaries has engaged in a transaction in connection with which the Company or its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 through 4980B of the Code. There are no pending, threatened or, to the knowledge of the Company, anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto which could reasonably be expected to result in any liability of the Company or any of its Subsidiaries. To the knowledge of the Company, there are no audits, inquiries or proceedings pending or threatened by the IRS, DOL, or other Governmental Entity with respect to any Company Benefit Plan.

(d) Neither the Company nor its Subsidiaries maintains or contributes to any “employee welfare benefit plan” as defined in Section 3(1) of ERISA providing medical, health or life insurance or other welfare-type benefits for current or future retired or terminated employees of the Company or its Subsidiaries, or their spouses or their dependents (other than in accordance with Part 6 of Title I of ERISA or Code Section 4980B).

(e) Neither the Company nor its Subsidiaries, nor any ERISA Affiliate maintains any Company Benefit Plan subject to Title IV of ERISA or Section 412 of the Code or has any liability under any such Company Benefit Plan that remains unsatisfied. None of the Company, any of its Subsidiaries or any ERISA Affiliate is or was during the preceding six years obligated to contribute to any multiemployer plan as defined in Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) and none of the Company, any of its Subsidiaries or any ERISA Affiliate has assumed any obligation of any predecessor of the Company, any of its Subsidiaries or any of its ERISA Affiliate with respect to any Multiemployer Plan (including, without limitation, the obligation pursuant to an agreement entered into in accordance with Section 4204 of ERISA). None of the Company, any of its Subsidiaries or any of its ERISA Affiliates has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Section 4212(c) of ERISA. “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(f) Except as set forth in Section 4.8 of the Company Disclosure Schedule, no payment pursuant to any Company Benefit Plan or other agreement, policy or arrangement of the Company or any of its Subsidiaries to any “service provider” (as such term is defined in Section 409A of the Code and the regulations and IRS guidance promulgated thereunder), including the grant, vesting or exercise of any stock option would subject any person to tax pursuant to Section 409A(1) of the Code, whether pursuant to the consummation of the transactions contemplated by this Agreement. Except as set forth in Section 4.8 of the Company Disclosure Schedule, neither the Company nor any Subsidiary maintains or otherwise has any liability with respect to any deferred compensation, excess benefit or other non-qualified supplemental retirement plans, programs or arrangements.

(g) Except as set forth in Section 4.8 of the Company Disclosure Schedule, all Company Stock Options have been appropriately authorized by the Board of Directors of the Company or an appropriate committee thereof, including approval of the option exercise price or the methodology for determining the exercise price and the substantive option terms, and no Company Stock Options have been retroactively granted or the exercise price of any Company Stock Option determined retroactively.

(h) No Company Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States (any such

Company Benefit Plan, a “Foreign Benefit Plan”). With respect to any Foreign Benefit Plans, (i) all Foreign Benefit Plans have been established, maintained and administered in compliance in all material respects with their terms and all applicable Laws, (ii) all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefor have been established on the balance sheets and (iii) no material liability or obligation of the Company or its Subsidiaries exists with respect to such Foreign Benefit Plans that has not been disclosed on Section 4.8(e) of the Disclosure Schedule.

(i) Except as set forth on Section 4.8(i) of the Company Disclosure Schedule, except as expressly provided in this Agreement or as required by applicable Law, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, (i) entitle any present or former director, employee, consultant or officer of the Company or any of its Subsidiaries to any compensation or benefits, severance pay, unemployment or termination compensation, forgiveness of indebtedness, any other payment or (ii) accelerate the time of payment or vesting, or increase the amount of compensation or benefits to any such employee, consultant or officer. Except as set forth on Section 4.8(i) of the Company Disclosure Schedule, there is no Contract, plan or arrangement covering any present or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment as a result of the transactions contemplated by this Agreement or otherwise of any amount that would not be deductible by the Company or such Subsidiary by reason of Section 280G of the Code. For purposes of the foregoing sentence, the term “payment” shall include (without limitation) any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits.

(j) Except as set forth in Section 4.8(j) of the Company Disclosure Schedule, (i) to the knowledge of the Company, there are no work stoppages, slowdowns, or labor strikes, lockouts, arbitrations, grievances or other labor disputes pending or threatened in writing against or involving the Company or any Subsidiary, (ii) to the knowledge of the Company there are no activities or proceedings of any labor union to organize any employee, (iii) there are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any employee, including charges of unfair labor practices or discrimination complaints, (iv) neither the Company nor any Subsidiary is presently, or has within the past six (6) years been, a party to, or bound by, any collective bargaining agreement or union contract with respect to any employee and no collective bargaining agreement is being negotiated by the Company or any Subsidiary with respect to any employee, (v) to the knowledge of the Company, currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect the Company, and (vi) the Company is currently in compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Entity.

(k) Except as set forth in Section 4.8(k) of the Company Disclosure Schedule, the Company and its Subsidiaries have not effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or its Subsidiaries thereto or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or its Subsidiaries, nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. Any such “plant closing” or “mass layoff” complied with applicable Law in all material respects.

4.9 Absence of Certain Changes or Events

Except as set forth in Section 4.9 of the Company Disclosure Schedule, since March 31, 2006, (i) the businesses of the Company and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practice, and (ii) neither the Company nor any of its Subsidiaries has taken any action or agreed to take any action that would be prohibited by Section 6.1(b) if taken after the date of this Agreement and (iii) there has not been any event, circumstance, development, change or effect that has had or would reasonably be expected to have a Company Material Adverse Effect.

4.10 Investigations; Litigation

Except as set forth in Section 4.10 of the Company Disclosure Schedule, there is no material Action pending (or, to the knowledge of the Company, threatened) by or before any Governmental Entity against, affecting or with respect to the Company or any of the Company’s Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, or, to the knowledge of the Company, any present or former officer, director or employee of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries nor any property or asset of the Company or any of its Subsidiaries is subject to any order, writ, judgment, injunction, decree, determination or award of, or, to the knowledge of the Company, any continuing investigation by, any Governmental Entity, which has been or would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. Section 4.10 of the Company Disclosure Schedule sets forth any Actions pending (or, to the knowledge of the Company, threatened) against the Company or any of the Company’s Subsidiaries, or any of their respective properties at law or in equity before, and any order, writ, judgment, injunction, decree, determination or award of, or before, any Governmental Entity which has been or would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

4.11 Schedule 14D-9; Offer Documents

None of the information supplied or to be supplied in writing by or on behalf of the Company specifically for inclusion in the Offer Documents will, at the times such documents are filed with the SEC, at the time they are mailed to shareholders of the Company or at the time of consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 and each other document required to be filed by the Company with the SEC or required to be distributed or dissemination to the Company’s shareholders by the Company (the “Company Disclosure Documents”) will not, at the time they are filed with the SEC and at all times prior to the purchase of Shares by Merger Sub pursuant to the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent, Merger Sub or an affiliate of Parent or Merger Sub which is contained in the Company Disclosure Documents. The Company Disclosure Documents will comply as to form and substance in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.

4.12 Tax Matters

(a) Except with respect to matters for which adequate reserves have been established in accordance with GAAP in the Preliminary Statements for the fiscal year ended December 31, 2006 or the fiscal quarter ended March 31, 2007 and except as set forth in Section 4.12 of the Company Disclosure Schedule: (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by any of them and all such filed Tax Returns are true, complete and accurate, (ii) the Company and each of its Subsidiaries have paid all Taxes that are required to be paid by any of them, (iii) there are not pending or, to the knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes of the Company or any of its Subsidiaries, (iv) neither the Company nor any of its Subsidiaries has received written notice of any proposed or determined Tax deficiency or assessment from any Governmental Entity, (v) neither the Company nor any of its Subsidiaries or any predecessor has in effect currently any waiver of statute of limitations with respect to Taxes or any agreement to extend the time with respect to a Tax assessment or deficiency, or currently has in effect any request in writing for any such extension or waiver, (vi) neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (other than a distribution from one member of an affiliated group to another member of such group, as defined in Section 1504(a) without regard to the exceptions set forth in Section 1504(b)), (vii) neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2), (viii) the Company and each of the Subsidiaries have withheld and paid all Taxes required to be withheld and paid in connection with amounts paid and owing to any employee, independent contractor, creditor, shareholder or other third party (whether domestic or foreign), (ix) neither the Company nor any of its Subsidiaries has Liability for the Taxes of any Person other than the Company and its Subsidiaries under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), (x) there are no adjustments under Section 481 of the Code (or any similar adjustments under corresponding foreign, state or local Laws) that are required to be taken into account by the Company or any of its Subsidiaries in any period ending after the Closing Date by reason of a change in method of accounting in any taxable period ending on or before the Closing Date, (xi) none of the Company or any Subsidiary has been informed in writing by any jurisdiction that the jurisdiction believes that the Company or any Subsidiary was required to file any Tax Return that was not filed.

(b) As used in this Agreement, (i) “Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest,

penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes. It is agreed and understood that no representation or warranty is made in respect of Tax matters in any Section of this Agreement other than this Section 4.12.

4.13 Intellectual Property

(a) Section 4.13(a) of the Company Disclosure Schedule sets forth a complete and accurate list (by name and other appropriate product identifiers) of all material Company Products. “Company Products” means all products or services sold or licensed by the Company and its Subsidiaries.

(b) Section 4.13(b)(1) of the Company Disclosure Schedule sets forth with respect to the Intellectual Property Rights owned by the Company and its Subsidiaries: (i) for each patent and patent application, the patent number or application serial number for each jurisdiction in which the patent or application has been filed, the date filed or issued, and the present status thereof, (ii) for each registered trademark, trade name, service mark or service name, the application serial number or registration number, for each country, province and state, and the class of goods covered, as well as a list of all common law trademarks, tradenames, service marks and service names used by the Company and its Subsidiaries, including a list of applicable jurisdictions, (iii) for any URL or domain name, the registration date, any renewal date and name of registry, (iv) for each mask work, the date of first commercial exploitation and if registered, the registration number and date of registration, for each among country, province and state and (iv) for each registered copyrighted work, the number and date of registration for each by country, province and state in which a copyright application has been registered. In addition, Section 4.13(b)(2) of the Company Disclosure Schedule includes a list of all Software incorporated in, provided with or otherwise necessary to develop, use, support and maintain, the Company Products, including all Software that the Company or a Subsidiary provides or makes available to its customers, OEMs and channel partners. True and correct copies of all applications filed and registrations (including all pending applications and application related documents) related to the Intellectual Property Rights listed on Section 4.13(b)(1) of the Company Disclosure Schedule have been provided or made available to Parent. Section 4.13(b)(3) of the Company Disclosure Schedule also sets forth all third party components, whether hardware or Software, that are incorporated in or provided by the Company or a Subsidiary with Company Products, or that are otherwise necessary for the manufacture of the Company Products. Finally, Section 4.13(b)(4) of the Company Disclosure Schedule lists all in-licenses of Technology or Intellectual Property Rights applicable to the Company Products, other than standard, off-the-shelf Software commercially available on standard terms from third-party vendors.

(c) The Intellectual Property Rights and Technology owned or licensed by the Company and the Subsidiaries constitute all Intellectual Property Rights and Technology necessary for the conduct of the Company’s and its Subsidiaries’ business as presently conducted.

(d) Except pursuant to the licenses listed in Section 4.13(b) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has any obligation to compensate or account to any Person for the use of any of the Company’s or any Subsidiary’s Intellectual Property Rights or Technology.

(e) The Company and each Subsidiary either (i) owns all right, title and interest in and to the Intellectual Property Rights and Technology used or owned by the Company and the Subsidiaries, including the Intellectual Property Rights and Technology listed on Section 4.13(b) of the Company Disclosure Schedule, free and clear of any Liens or (ii) has a valid and enforceable right or license to use all other Intellectual Property Rights and Technology used in or related to the conduct of the Company’s and its Subsidiaries’ business, and all such licensed Intellectual Property Rights and rights to use Technology will not cease to be valid and enforceable rights of the Company by reason of the execution, delivery and performance of this Agreement or by any ancillary agreements executed in connection with this Agreement or the consummation of the transactions contemplated hereby or thereby. Without limiting the foregoing, the Intellectual Property Rights and Technology owned by the Company and its Subsidiaries have been: (i) developed by employees of the Company and its Subsidiaries within the scope of their employment, (ii) developed by independent contractors who have assigned their rights to the Company or its Subsidiaries pursuant to enforceable written agreements or (iii) otherwise acquired by the Company and its Subsidiaries from a third party who has assigned all Intellectual Property Rights and ownership of all Technology it has developed on the Company’s or a Subsidiary’s behalf to the Company or a Subsidiary, as applicable.

(f) No proceedings, claims, or actions have been instituted or are pending against Company or its Subsidiaries, or, to the knowledge of Company and its Subsidiaries, are threatened, that challenge the right of Company or any Subsidiary with respect to the use or ownership of the Intellectual Property Rights or Technology of the Company and the Subsidiaries. Without limiting the foregoing, no interference, opposition, reissue, reexamination, or other proceeding is or has been pending or, to the best of the Company’s knowledge, threatened, in which the scope, validity, or enforceability of any of Intellectual Property Rights owned or licensed by the Company or its Subsidiaries is being, has been, or could reasonably be expected to be contested or challenged. Neither the Company’s or its Subsidiaries’ past or present use of Intellectual Property Rights or Technology owned by the Company or a Subsidiary infringes upon or misappropriates, breaches or otherwise conflicts with the rights of any other Person anywhere in the world. Neither the Company nor any Subsidiary has received any notice alleging, and otherwise has no knowledge of (A) the invalidity of, or any limitation on the Company’s or its Subsidiary’s right to use, any of the Intellectual Property Rights or Technology owned by the Company and its Subsidiaries or of (B) the alleged infringement, misappropriation or breach of any Intellectual Property Rights of others by the Company or its Subsidiaries. The Intellectual Property Rights and Technology owned by the Company and its Subsidiaries are not subject to any outstanding judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other governmental authority affecting the rights of the Company or its Subsidiaries with respect thereto. To the knowledge of the Company and its Subsidiaries, no Person has interfered with, infringed upon or misappropriated any of the Company’s or its Subsidiaries’ Intellectual Property Rights, or is currently doing so.

(g) Section 4.13(g) of the Company Disclosure Schedule lists all Contracts pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Intellectual Property Rights or Technology of the Company and its Subsidiaries. Neither the Company nor any Subsidiary is bound by, and no Intellectual Property Rights owned by the Company or any Subsidiary is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company or a Subsidiary to use, exploit, assert, or enforce any of its Intellectual Property Rights anywhere in the world. Without limiting the foregoing, neither the Company nor any Subsidiary has granted any exclusive licenses to the Intellectual Property Rights or Technology owned by the Company and its Subsidiaries.

(h) All of the registrations and pending applications to governmental or regulatory bodies with respect to the Intellectual Property Rights owned by the Company and the Subsidiaries have been timely and duly filed, prosecution for such applications has been attended to, all maintenance and related fees have been paid, and the Company and its Subsidiaries have taken all other actions required to maintain their validity and effectiveness. The Company and each Subsidiary has taken all steps reasonably necessary or appropriate (including, entering into written confidentiality and nondisclosure agreements with officers, directors, subcontractors, employees, licensees and customers) to safeguard and maintain the secrecy and confidentiality of trade secrets that are material to the Company and its Subsidiaries. Without limiting the foregoing, (i) there has been no misappropriation of any trade secrets or other confidential Intellectual Property Rights or Technology used in connection with the business by any Person, (ii) no employee, independent contractor or agent of the Company or a Subsidiary has misappropriated any trade secrets of any other person in the course of performance as an employee, independent contractor or agent of the business and (iii) no employee, independent contractor or agent of the Company is in default or breach of any term of any employment agreement, nondisclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of the Intellectual Property Rights and Technology of the Company and its Subsidiaries. No funding, facilities, or personnel of any Governmental Entity or educational institution were used, directly or indirectly, to develop or create, in whole or in part, any of Company’s or its Subsidiary’s Intellectual Property Rights or Technology. Neither the Company nor any Subsidiary has made any submission or suggestion to, and is not subject to any agreement with, any standards bodies or other entities that would obligate the Company or a Subsidiary to grant licenses to or otherwise impair its control of its Intellectual Property Rights.

(i) Any Software incorporated in the Company’s or its Subsidiary’s products performs in all material respects free of any bugs, viruses, worms, trojan horses, or programming errors affecting its functionality. None of the Software is, in whole or in part, subject to the provisions of any “copyleft,” open source or quasi-open source license agreement, or any other agreement obligating the Company or a Subsidiary to make source code available to third parties or to publish source code. Neither the Company nor any Subsidiary has entered into any agreement requiring the Company or the Subsidiary to place the Software source code or other Technology in escrow so that a licensee might obtain access to it upon the occurrence of any release condition.

(j) The Company and each Subsidiary has obtained all approvals necessary for exporting the Company’s and the Subsidiaries’ products, including Software, outside the United States and Canada in accordance with all applicable United States and Canadian export control regulations, and importing the products and Software into any country in which the products and Software are now sold or licensed for use, and all such export and import approvals in the United States, Canada and throughout the world are valid, current, outstanding and in full force and effect.

4.14 Property

(a) Neither the Company nor any of its Subsidiaries owns any real property. Section 4.14(a) of the Company Disclosure Schedule lists each lease, subleases, license or other occupancy agreement or arrangement relating to real property leased by the Company or any Subsidiary (the “Company Real Property”), the name of the lessor, the date of the lease and each amendment thereto and, with respect to any current lease, the aggregate annual rental and/or other fees payable under any such lease (each, a “Lease”). All the Leases are in full force and effect without penalty, acceleration, termination, repurchase right or other adverse consequence. Except where such failure to be in full force and effect would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party, is in material default under any such Lease and, to the knowledge of the Company, the Company or one of the Subsidiaries has the right to use and occupy the Company Real Property for the full term of the Lease relating thereto, except for any failure which has not had, and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company or a Subsidiary of the Company owns or has valid leasehold interests in all of its properties (including the Company Real Property), free and clear of all Liens (except for Permitted Liens) and (ii) all the plants, structures and equipment of the Company and its Subsidiaries are adequate for the conduct of the business of the Company and its Subsidiaries as currently conducted.

4.15 Insurance

The Company maintains for itself and its Subsidiaries policies covering the assets, business, equipment, properties, operations, employees, directors and officers, and product warranty and liability claims, and such other forms of insurance in such amounts, with such deductibles and against such risks and losses as, in its good faith judgment, are reasonable for the business and assets of the Company and its Subsidiaries. Section 4.15 of the Company Disclosure Schedule sets forth a complete and correct list of all material insurance policies owned or held by the Company and its Subsidiaries. All of the material insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms and conditions of such policies and bonds. To the knowledge of the Company, no insurer on any material insurance policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received other than in connection with ordinary renewals. All potentially insurable material liabilities known to the Company or its Subsidiaries have been properly reported to the insurer issuing the applicable insurance policy.

4.16 Takeover Laws; Charter Provisions; Rights Plan

(a) The Board of Directors has approved and adopted this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and such approval and adoption is sufficient to render inapplicable to this Agreement, the Offer, the Merger and the other transactions contemplated by this Agreement (i) the provisions of Chapters 110C, 110D and 110F of the MGL such that said provisions will not apply to this Agreement, the Offer, the Merger or the other transactions contemplated by this Agreement and (ii) any other Takeover Law or restrictive provision of any applicable anti-takeover provision in the Company’s Articles of Organization or Amended and Restated By-laws. No Takeover Law (other than the provisions of Chapters 110C, 110D and 110F of the MGL) would otherwise apply to the Offer, the Merger, this Agreement or any of the transactions contemplated by this Agreement.

(b) Prior to the date of this Agreement, the Company and the Board of Directors have taken all actions necessary (i) to render the Rights issued pursuant to the Rights Agreement inapplicable to the execution of this Agreement, the commencement or consummation of the Offer and the Merger, the exercise of the Top-Up Option, and the other transactions contemplated hereby (including authorizing, approving and adopting any necessary amendments to the Rights Agreement) and (ii) to provide that (A) none of Parent, Merger Sub or any of their “Affiliates” or “Associates” (each as defined in the Rights Agreement) (1) shall be a “Beneficial Owner” of or “beneficially own” (each as defined in the Rights Agreement) any securities of the Company or (2) shall be an “Acquiring Person” (as defined in the Rights Agreement) and (B) no “Stock Acquisition Date”, “Distribution Date” or “Triggering Event” (as such terms are defined in the Rights Agreement) will occur, and the Rights will not separate from the Shares, in each case as a result of the approval, execution or delivery of this Agreement, the commencement or consummation of the Offer or the Merger, the exercise of the Top-Up Option, or the other transactions contemplated hereby. To the knowledge of the Company, no Person is an “Acquiring Person” and no “Stock Acquisition Date,” “Distribution Date” or “Triggering Event” has occurred (as such terms are defined in the Rights Agreement). The Company and the Board of Directors have taken all actions necessary to ensure that the Rights shall expire and be cancelled at the Effective Time, without the payment of any money or other consideration.

4.17 Opinion of Financial Advisors

The Board of Directors has received the opinion of Mirus Securities, Inc. (which may be included in the Schedule 14D-9 and the Proxy Statement), to the effect that, as of the date of such opinion, the Per Share Amount to be received by holders of Shares (other than Parent, Merger Sub and their respective affiliates) in the Offer and the Merger, taken together, is fair, from a financial point of view, to such holders, an executed copy of which has been delivered to Parent solely for informational purposes following delivery to the Company.

4.18 Required Vote of the Company Shareholders

(a) If necessary to approve the Merger in the event a Short Form Merger is not available pursuant to Section 11.05 of the MBCA, the affirmative vote of the holders (including Merger Sub and its affiliates following Merger Sub’s acceptance of Shares for payment under the Offer) of a majority of the outstanding Shares approving this Agreement (the “Company Shareholder Approval”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve the Merger and this Agreement, and is the only vote of the holders of any class or series of the Company’s capital stock required to approve the Merger and this Agreement under the MBCA and the Articles of Organization.

(b) Other than any actions described in Section 4.18(a), the Company has taken all actions necessary under the MBCA to adopt this Agreement and approve the Offer, the Merger and the other transactions contemplated by this Agreement. The Board of Directors, at a meeting duly called and held, has approved the Offer, the Merger and the other transactions contemplated by this Agreement and has adopted this Agreement.

4.19 Material Contracts

(a) For purposes of this Agreement, “Company Material Contracts” shall mean:

(i) any Contract relating to indebtedness for borrowed money, any financial guaranty or any capital lease in excess of $100,000;

(ii) any Contract that purports to limit the ability of the Company or any of its Subsidiaries to engage or compete in any business line or compete with any person or operate in any geographic area;

(iii) any Contract that involves any exchange traded, over-the-counter or other swap, cap, floor, collar, futures contract, forward contract, option or any other derivative financial instrument;

(iv) any Contract that involved expenditures or receipts by the Company or any of its Subsidiaries of more than $250,000 in the last fiscal year or that is expected to involve expenditures or receipts by the Company or any of its Subsidiaries of more than $250,000 in the next fiscal year;

(v) any Contract that involved, since January 1, 2004, the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of any person (other than acquisitions or dispositions of assets in the ordinary course of business, including acquisitions and dispositions of inventory) and any acquisition or disposition Contract pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations;

(vi) any Contract with any director, officer or employee of the Company or any of its Subsidiaries, or the spouses, relatives or affiliates (excluding any

Contract solely among the Company and its Subsidiaries) of such persons, as applicable, including any Contract (i) to employ, terminate, indemnify or reimburse any present or former directors, officers or other employees and any Contract with respect to severance of, or a release of claims against the Company or its Subsidiaries by, any present or former directors, officers or other employees, or (ii) that will result in the payment by, or the creation of any commitment or obligation (absolute or contingent, matured or unmatured) to pay on behalf of the Company, any of its Subsidiaries or any affiliate of the Company, any severance, termination, “golden parachute”, transaction bonus, finders fee or other similar payments to any present or former director, officer or employee following termination of employment or otherwise as a result of the consummation of the transactions contemplated hereby;

(vii) any Contract that by its terms limits the payment of dividends or other distributions by the Company or any of its Subsidiaries;

(viii) any material joint venture or partnership Contract;

(ix) any Contract that purports to limit the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or business;

(x) any material Contract related to Company IP;

(xi) any Contract pursuant to which any material payment or performance obligation of the Company or any of its Subsidiaries would or could be accelerated, or any material right of or benefit to the Company or any of its Subsidiaries would terminate or would become subject to termination, amendment, renegotiation or cancellation, in each case as a result of the execution of this Agreement or the consummation of any of the transactions contemplated hereby; and

(xii) any Contract of the type required to be filed with the SEC in any periodic report pursuant to Item 601(b)(10) of Regulation S-K.

(b) Section 4.19(b) of the Company Disclosure Schedule sets forth a true and complete list of the Company Material Contracts. True, correct and complete copies have been made available to Parent of all Company Material Contracts.

(c) Neither the Company nor any Subsidiary of the Company nor, to the knowledge of the Company, any other party, is in material breach of or material default under the terms of any Company Material Contract. Each Company Material Contract of the type specified in Section 4.19(a)(iv) is, and, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, each other Company Material Contract is, a legal, valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, and enforceable against the Company or a Subsidiary and, to the knowledge of the Company, of each other party thereto, in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’

rights generally and subject to the effect of general principles of equity. None of the Company or any of its Subsidiaries has received any written claim of default under any Company Material Contract or any written notice of an intention to, and to the knowledge of the Company, no other party to a Company Material Contract intends to, terminate, not renew or challenge the validity or enforceability of any Company Material Contract (including as a result of the execution and performance of this Agreement) and, to the Company’s knowledge, no event has occurred which would result in a breach or violation of, or a default under, any Company Material Contract (in each case, with or without notice or lapse of time or both).

4.20 Finders or Brokers

Neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon commencement or consummation of the Offer or the Merger. In addition, the Company has retained Mirus Securities, Inc. to render a fairness opinion to the Board of Directors. The Company has heretofore furnished Parent with a complete and correct copy of all (i) agreements between the Company and Mirus Securities, Inc., Inc. pursuant to which such firm would be entitled to any fee or commission relating to the transactions contemplated hereby and (ii) copies of any other agreements entered in by the Company or any of its Subsidiaries since January 1, 2005 with any investment banker, broker or finder relating to strategic advisory services, each of which has been terminated without any further liability to the Company, including any liability in connection with the consummation of the transactions contemplated by the Agreement.

4.21 Environmental Matters

(a) Except in each case for such matters that would not reasonably be expected to have a Company Material Adverse Effect: (i) to the knowledge of the Company, the Company and its Subsidiaries have complied with all applicable Environmental Laws, (ii) to the knowledge of the Company, the Company and its Subsidiaries possess all permits, licenses, registrations, identification numbers, authorizations and approvals required under applicable Environmental Laws for the operation of the business as presently conducted, (iii) neither the Company nor any of its Subsidiaries has received any written claim or notice of any violation or alleged violation of any applicable Environmental Law or concerning any actual or alleged liability of the Company or any of its Subsidiaries arising under or pursuant to any Environmental Law and (iv) there are no writs, injunctions, decrees, orders or judgments outstanding, or any Actions pending or, to the knowledge of the Company, threatened, concerning noncompliance by, or actual or potential liability of, the Company or any Subsidiary with any Environmental Law.

(b) As used herein, the term “Environmental Law” means, as currently in effect, any applicable Law concerning (i) the protection of the environment (including air, water, soil and natural resources) or (ii) the use, storage, handling, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Law concerning the protection of the environment (including air, water, soil and natural resources), including petroleum and any derivative or by-products thereof.

4.22 Customers

(a) Section 4.22 of the Company Disclosure Schedule sets forth a complete and accurate list of each customer (treating affiliated entities as a single customer) of the Company and its Subsidiaries which accounted for 5% or more of the Company’s consolidated gross revenues during either the fiscal year ended December 31, 2006 or the fiscal quarter immediately following such date.

(b) As of the date hereof, the relationships of the Company and its Subsidiaries with the customers required to be listed on Section 4.22 of the Company Disclosure Schedule are good commercial working relationships and, to the knowledge of the Company, no such customer has canceled, terminated or otherwise materially altered or notified the Company or any of its Subsidiaries of any intention to do any of the foregoing or otherwise threatened in writing to cancel, terminate or materially alter its relationship with the Company or its Subsidiaries.

4.23 Affiliate Transactions

No present or former officer or director of the Company or any of its Subsidiaries or any person beneficially owning 5% or more of the Shares is a party to any material Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing within the last twenty four (24) months which transaction, as of the date hereof, has material uncompleted or ongoing obligations on the part of the Company or its Subsidiaries.

4.24 Waiver or Termination of Rights

Since December 31, 2006 neither the Company nor any of its Subsidiaries has terminated or waived any rights under any confidentiality, “standstill,” nonsolicitation or similar agreement with any third party to which the Company or any of its Subsidiaries is or was a party or under which the Company or any of its Subsidiaries has or had any rights and neither the Board of Directors nor the Company nor any of its Subsidiaries has taken any actions to render the Rights or the Rights Agreement inapplicable to any third party other than Parent, Merger Sub and their affiliates.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (it being understood that any information set forth in one section or subsection of the Parent Disclosure Schedule shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to which the relevance of such disclosure is reasonably apparent on its face), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

5.1 Qualification, Organization, Subsidiaries, etc.

Each of Parent and Merger Sub is a corporation, limited liability company, limited partnership or other business entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate, limited liability company, limited partnership or other business entity (as the case may be) power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power, authority and governmental approvals, has not and would not reasonably be expected to, individually or in the aggregate, materially delay or prevent the commencement or consummation of the Offer or the Merger by Parent or Merger Sub (a “Parent Material Adverse Effect”). Each of Parent and Merger Sub are duly qualified or licensed as a foreign corporation to do business, and are in good standing, in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect. Parent has made available to the Company prior to the date of this Agreement a true and complete copy of the certificates of incorporation and bylaws or similar organizational documents of Parent and Merger Sub, in each case as amended through the date hereof. Such certificates of incorporation and bylaws or similar organizational documents are in full force and effect.

5.2 Corporate Authority Relative to This Agreement; No Violation

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated, including, but not limited to, the Offer and the Merger, have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub or by Parent, as the sole shareholder of Merger Sub are necessary to authorize the execution and delivery this Agreement or to consummate the transactions contemplated hereby (other than the requisite approval of the Short Form Merger, if available, by Merger Sub in accordance with Section 11.05 of the MBCA and the filing of the Certificate of Merger with the Secretary of the Commonwealth of the Commonwealth of Massachusetts in accordance with the MBCA). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity.

(b) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement will not, require any consent, approval, authorization or permit of, action by, or filing with or notification to, any Governmental Entity or the NASDAQ, except for (i) the pre-merger notification requirements of the HSR Act and clearance by the Reserve Bank of India,

(ii) compliance with the applicable requirements of the Exchange Act, (iii) any filings required by, and any approvals required under, the rules and regulations of the NASDAQ, (iv) compliance with any applicable foreign or state securities or blue sky Laws, (v) filing of the Certificate of Merger with the Secretary of the Commonwealth of the Commonwealth of Massachusetts in accordance with the MBCA and (vi) any other consents, approvals, authorizations, permits, filings or notifications where the failure to obtain such consents, approvals, authorizations or permits, or to make such filing or notifications, has not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

(c) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub and the commencement and consummation by Parent of the Offer and the consummation by the Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not (i) conflict with, violate or result in a breach of the certificates of incorporation and bylaws or similar organizational documents of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.2(b) have been obtained and that all actions, filings and notifications described in Section 5.2(b) have been made or taken, conflict with or violate any Law binding upon or applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub are bound or affected or (iii) result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, require consent or result in a loss of a material benefit under, give rise to a material obligation under, give to others of any right of termination, amendment, acceleration or cancellation of, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of Parent or Merger Sub is bound or affected, or result in the creation of any Lien on any property or asset of Parent or Merger Sub, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which have not had, and would not reasonably be expected to have, a Parent Material Adverse Effect.

5.3 Investigations; Litigation

There is no material Action pending (or, to the knowledge of Parent, threatened) by or before any Governmental Entity or arbitrator against, affecting or with respect to Parent or Merger Sub, or any property or asset of Parent or Merger Sub, or, to the knowledge of Parent, any officer, director or employee of Parent or Merger Sub. Neither Parent nor Merger Sub nor any property or asset of Parent or Merger Sub is subject to any order, writ, judgment, injunction, decree, determination or award of, or, to the knowledge of Parent, any continuing investigation by, any Governmental Entity, which has had, or would reasonably be expected have, a Parent Material Adverse Effect.

5.4 Company Disclosure Documents; Other Information

None of the information supplied or to be supplied in writing by or on behalf of Parent or Merger Sub for inclusion in the Company Disclosure Documents will, at the times such documents are filed with the SEC, at the time they are mailed to shareholders of the Company or at the time of consummation of the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will not, at the time they are filed with the SEC and at all times prior to the purchase of Shares by Merger Sub pursuant to the Offer, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to information supplied in writing by the Company or any of its Subsidiaries or any of their respective affiliates which is contained in the Offer Documents.

5.5 Financing

Parent has provided to the Company true, accurate and complete copy of a fully executed debt commitment letter, dated as of the date of this Agreement (the “Debt Commitment Letter”) pursuant to which, and subject to the terms and conditions thereof, the lenders party thereto have committed to provide Merger Sub with loans in the amounts described therein, the proceeds of which are to be used to consummate the Offer, the Merger and the other transactions contemplated hereby and pay related fees and expenses (the “Debt Financing”). The Debt Commitment Letter, in the form so delivered, is a legal, valid and binding obligation of Parent and/or Merger Sub and, to Parent’s knowledge, the other parties thereto. As of this date of this Agreement, (a) the Debt Commitment Letter is in full force and effect and has not been withdrawn, rescinded or terminated or otherwise amended or modified in any respect and (b) neither Parent nor Merger Sub is in breach of any of the terms or conditions set forth therein and, to the knowledge of Parent, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach or failure to satisfy a condition precedent set forth therein on the part of Parent or Merger Sub. Parent or Merger Sub has paid any and all commitment or other fees required by the Debt Commitment Letter that are due as of the date hereof, and will pay, after the date hereof, all such commitments and fees, if any, as they become due. There are no side letters or other agreements or arrangements relating to the Debt Financing to which Parent, Merger Sub or any of their affiliates are a party containing additional conditions precedent to the Debt Financing. The proceeds funded under the Debt Financing Commitments (or any alternative financing obtained pursuant to Section 6.11), when funded in accordance with the terms thereof (or the terms of such alternative financing), will, together with immediately available funds of Parent and currently available cash and cash equivalents of the Company, constitute all of the financing required for the consummation of the transactions contemplated hereby. The Debt Commitment Letter contains all of the conditions precedent to the obligations of the lenders thereunder to make the Debt Financing available to Parent on the terms therein and as of the date hereof, neither Parent nor Merger Sub has reason to believe that it will be unable to satisfy on a timely basis any conditions precedent to the Debt Commitment Letter the satisfaction of which is solely controlled by Parent or Merger Sub.

5.6 Capitalization of Merger Sub

The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any person other than Parent may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation or incurred pursuant to this Agreement (including the Debt Financing) or in connection with the Offer (including the acquisition of Shares) and the Merger and the other transactions contemplated by this Agreement.

5.7 No Vote of Parent Shareholders

No vote of the shareholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any applicable Law, the certificate of incorporation or bylaws or other equivalent organizational documents of Parent or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the transactions contemplated hereby.

ARTICLE 6.

COVENANTS AND AGREEMENTS

6.1 Conduct of Business by the Company

(a) From and after the date hereof until the date on which a majority of the Company’s directors are designees of Parent or Merger Sub or the date, if any, on which this Agreement is earlier terminated pursuant to Section 8.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be consented to in writing by Parent, (iii) as expressly required by this Agreement, or (iv) as set forth on Section 6.1(a) of the Company Disclosure Schedule, the Company covenants and agrees with Parent that the business of the Company and its Subsidiaries shall be conducted in the ordinary course of business consistent with past practice and the Company and its Subsidiaries shall use their respective reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, employees and business associates.

(b) Subject to the exceptions contained in clauses (i) through (iv) of Section 6.1(a), the Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date hereof and the date on which a majority of the Company’s directors are designees of Parent or Merger Sub, without the prior written consent of Parent, the Company:

(i) shall not, and shall not permit any of its Subsidiaries that is not wholly-owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries);

(ii) shall not, and shall not permit any of its Subsidiaries to, merge or consolidate with any other person, except for any such transactions among wholly-owned Subsidiaries of the Company, or restructure, reorganize or completely or partially liquidate;

(iii) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly-owned Subsidiary of the Company which remains a wholly-owned Subsidiary after consummation of such transaction;

(iv) shall not, and shall not permit any of its Subsidiaries to, acquire assets outside of the ordinary course of business from any other person with a value or purchase price in the aggregate in excess of $100,000 in any transaction or series of related transactions, other than acquisitions pursuant to Contracts in effect as of the date of this Agreement and set forth on the Company Disclosure Schedule;

(v) except as required by existing written agreements or Company Benefit Plans in effect prior to the date of this Agreement and listed in the Company Disclosure Schedule, shall not, and shall not permit any of its Subsidiaries to (A) increase the compensation or other benefits payable or provided to any employees, consultants, present or former directors or officers of the Company or any of its Subsidiaries, except, with respect to employees only, for increases in the ordinary course of business consistent with past practice, (B) except as otherwise required by applicable Law and for agreements entered into in the ordinary course of business consistent with past practice (other than agreements entered into with any director or officer or any former employee of the Company or any Company Subsidiary), enter into any new employment, change of control, severance or retention agreement with any employee of the Company or any of its Subsidiaries, (C) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any present or former directors, officers or employees or any of their beneficiaries, (D) grant any equity or equity-based awards (including Shares, preferred shares or any other securities of the Company or any of its Subsidiaries or awards thereof), (E) accelerate the vesting or payment of any compensation payable or benefits to become payable or provided to any employees, consultants, present or former directors or officers of the Company or any of its Subsidiaries or (F) terminate or materially amend any existing, or adopt any new, Company Benefit Plan, other than changes made in the ordinary course of business consistent with past practice that do not materially increase the costs of any such Company Benefit Plan;

(vi) shall not, and shall not permit any of its Subsidiaries to, enter into or make any loans, advances or capital contributions to or investments in (A) officers, directors, employees, agents or consultants, in the case of this clause (A) other than advances of expenses in the ordinary course of business consistent with past practice or (B) any other person (other than the Company or any direct or indirect wholly-owned Subsidiary) in excess of $100,000 in the aggregate, in the case of this clause (B) other than loans, advances, capital contributions or investments made pursuant to Contracts to the extent in effect as of the date hereof that are set forth in the Company Disclosure Schedule or extensions of credit and accounts receivable to customers or unrelated third parties in the ordinary course of business consistent with past practice; and provided that, in any event, the Company shall update Parent and Merger Sub in writing on a bi-weekly basis with respect to the purpose, amount and timing of the making of any such loans or advances relating to indemnification obligations owed to any present or former director, officer or employee of the Company;

(vii) shall not, and shall not permit any of its Subsidiaries to, materially change financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, or revalue any of its material assets (including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice), except as required by, or to conform to, GAAP, SEC rule or policy, applicable Law or as a result of or arising from the Restatement and Related Matters;

(viii) shall not, and shall not permit any of its Subsidiaries to, settle any litigation or other proceedings before a Governmental Entity or otherwise for an amount in excess of $100,000, individually, or $200,000 in the aggregate;

(ix) shall not, and shall not permit any of its Subsidiaries to, adopt any amendments to its articles of organization or bylaws or similar applicable charter documents;

(x) except for transactions among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize or propose the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of its capital stock or other ownership interests in the Company or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities or take any action to cause to be exercisable any otherwise unexercisable Company Stock Option under any existing Company Stock Plan (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable options outstanding on the date hereof), other than (A) issuances of Shares in respect of any exercise of Company Stock Options and settlement of any Restricted Shares outstanding on the date hereof, and (B) the acquisition of Shares from a holder of a Company Stock Option or Restricted Shares in satisfaction of withholding obligations or in payment of the exercise price.

(xi) except for transactions among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, shall not, and shall not permit any of its material Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares;

(xii) shall not, and shall not permit any of its Subsidiaries to, waive any stock repurchase rights, accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any Company Stock Plans or authorize cash payments in exchange for any options granted under any Company Stock Plans;

(xiii) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee, prepay or otherwise become liable for any indebtedness (directly, contingently or otherwise), including capital leases, except for (A) any indebtedness for borrowed money among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, (B) guarantees by the Company of indebtedness for borrowed money of Subsidiaries of the Company, which indebtedness is incurred in compliance with this Section 6.1(b) and (C) indebtedness not to exceed $200,000 in aggregate principal amount outstanding at any time incurred by the Company or any of its Subsidiaries other than in accordance with clauses (A) or (B);

(xiv) shall not make or authorize capital expenditures in excess of 110% of the budgeted capital expenditure amount set forth in Section 6.1(b)(xiv) of the Company Disclosure Schedule, which expenditures shall be consistent in timing with past practice, provided that nothing herein shall prohibit any capital expenditure required pursuant to existing Contracts;

(xv) except for transactions among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including pursuant to a sale-leaseback transaction or securitization), or subject to any material Lien (other than Permitted Liens) or otherwise dispose of any of its material properties or assets (other than Company IP), including the capital stock of Subsidiaries, except pursuant to existing Contracts in effect prior to the execution of this Agreement and set forth in the Company Disclosure Schedule;

(xvi) shall not, and shall not permit any of its Subsidiaries to, sell, transfer, lease, license, mortgage, encumber or otherwise dispose of (including pursuant to a sale-leaseback transaction or securitization) any Company IP to any person, except pursuant to existing Contracts in effect prior to the execution of this Agreement or pursuant to Contracts in respect of nonexclusive licenses of Company IP with customers entered into in the ordinary course of business on terms and conditions consistent with past practice;

(xvii) shall not, and shall not permit any of its Subsidiaries to, enter into any Contract that would have been a Company Material Contract had it been entered into prior to the execution of this Agreement;

(xviii) shall not, and shall not permit any of its Subsidiaries to, modify, amend, terminate, release, assign or waive any material rights under any Company Material Contract;

(xix) shall not, and shall not permit any of its Subsidiaries to, enter into any collective bargaining agreement or other labor agreement;

(xx) shall not, and shall not permit any of its Subsidiaries to, cancel or fail to renew, without reasonable substitutes, any material insurance policy naming the Company or any of its Subsidiaries as a beneficiary or loss payee;

(xxi) shall not, and shall not permit any of its Subsidiaries to, take any action to render inapplicable, or to exempt any third party from, any standstill arrangements, the provisions of any Takeover Law or the Rights Agreement;

(xxii) shall not, and shall not permit any of its Subsidiaries to, change its cash management policies, including accelerating the collection of accounts receivable or deferring the payment of accounts payable;

(xxiii) shall not, and shall not permit any of its Subsidiaries to, (A) except as required by Law, make any change (or file any such change) in any method of Tax accounting for a material amount of Taxes or (B) make, change or rescind any material Tax election, settle or compromise any material Tax liability, file any amended Tax Return involving a material amount of additional Taxes (except as required by Law), enter into any closing agreement relating to a material amount of Taxes, or waive or extend the statute of limitations in respect of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business), other than, in each case, consistent with past practice;

(xxiv) shall not, and shall not permit any of its Subsidiaries to, (A) take any action that would reasonably be likely to prevent or materially delay satisfaction of the Tender Offer Conditions or the conditions contained in Section 7.1 or the consummation of the Merger, except as permitted by Section 6.3, or (B) take any action that would have or would reasonably be expected to have a Company Material Adverse Effect; and

(xxv) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

6.2 Access

(a) Subject to compliance with applicable Law, the Company shall afford to Parent and Merger Sub and their officers, employees, accountants, consultants, legal counsel, financial advisors, financing sources and agents and other representatives (collectively, “Representatives”) and Parent’s and Merger Sub’s financing sources and their Representatives reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to the Company’s and its Subsidiaries’ properties, Contracts, commitments, books and records and, during such period, the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent and its Representatives and Parent’s financing sources and their Representatives all information concerning its business, properties and personnel as may reasonably be requested; provided that no investigation or information provided pursuant to this Section 6.2 shall be deemed to modify any representation or warranty made by the Company herein. The foregoing notwithstanding, the Company shall not be required to afford such access or furnish such information if (i) it would unreasonably disrupt the operations of the Company or any of its Subsidiaries or (ii) the Company in good faith determines, based upon advice of outside counsel, that it would cause a material violation of the confidentiality provisions of any Contract to which the Company or any of its Subsidiaries is a party that is listed on Section 6.2 of the Company Disclosure Schedule or would cause a risk of loss of the privilege applicable to such information; provided, however, that the Company shall be required to cooperate with Parent and Merger Sub to the greatest extent practicable and to take all actions reasonably necessary to allow Parent and Merger Sub to review such information while preserving attorney-client or other privilege with respect to such information, including, entering into joint defense agreements or other arrangements with Parent and Merger Sub to allow such disclosure. At the request of Parent, through the period prior to the earlier of the Effective Time and the Acceptance Date, the Company shall use its reasonable best efforts (which shall not include any obligation to pay any fee or incur any liability or obligation to any third party) to obtain waivers from person who are parties to Contracts with the Company or its Subsidiaries that contain confidentiality provisions in order for Parent to be provided reasonable access to such Contracts. Without limiting the foregoing, the Company shall keep Parent apprised on a reasonably prompt basis of material developments relating to the Restatement and Related Matters and shall provide Parent at least five (5) Business Days’ advance notice prior to filing any audited or unaudited financial statements with the SEC.

(b) Parent hereby agrees that all information provided to it or its Representatives in connection with this Agreement and the consummation of the transactions contemplated hereby shall be treated in accordance with the Non-Disclosure Agreement, dated November 22, 2005, between the Company and Parent (the “Confidentiality Agreement”).

6.3 No Solicitation

(a) Upon the execution of this Agreement, the Company and its Representatives shall immediately cease and cause to be terminated any existing discussions with any person that relate to any Alternative Proposal and shall promptly request in writing the return or destruction of any confidential information provided to any person (other than Parent or Merger Sub) in accordance with the terms of the applicable confidentiality agreement entered into with such person. Subject to the provisions of this Section 6.3 and Section 8.1(f), from the date of this Agreement until the earlier of termination of this Agreement in accordance with its terms (including the payment of any amounts due and owing pursuant to Section 8.3(a) or Section 8.3(c)) or the Acceptance Time, the Company shall not, and shall cause its Subsidiaries and its and their affiliates and Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer, or the making, submission or announcement of, any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to any Alternative Proposal or (ii) participate in any negotiations or engage in any discussions relating to an Alternative Proposal with, or furnish any non-public information relating to an Alternative Proposal to, any person that has made or, to the knowledge of the Company is considering making an Alternative Proposal.

(b) The limitations set forth in Section 6.3(a) notwithstanding, if prior to the Acceptance Time, (i) the Company receives an unsolicited bona fide Alternative Proposal from a third party which the Board of Directors determines in good faith by a resolution duly adopted in accordance with the Company’s Amended and Restated By-laws, after consultation with the

Company’s financial advisor and outside legal counsel, constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal being made to the Company by such third party and (ii) the Board of Directors determines in good faith by a resolution duly adopted in accordance with the Company’s Amended and Restated By-laws after consultation with outside legal counsel that the failure to do so would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable Law, then the Company may take the following actions: (x) furnish non-public information to such third party and (y) engage in discussions or negotiations with the third party with respect to the Alternative Proposal, if, and only if, (A) prior to so furnishing such non-public information, the Company receives from the third party an executed confidentiality agreement having terms no less favorable to the Company than the provisions of the Confidentiality Agreement, (B) the Company as promptly as practicable (but in any event within one (1) day) provides or makes available to Parent any non-public information provided to such third party that was not previously provided to Parent and (C) the Company is not then in breach of this Section 6.3 in connection with such Alternative Proposal. The Company (i) shall promptly (and in any event not later than one (1) Business Day following) notify Parent orally and in writing of its receipt of any Alternative Proposal (or its becoming aware that any of its Representatives has received a written Alternative Proposal) or any inquiries or discussions relating to an Alternative Proposal by indicating, in connection with such notice, the material terms and conditions thereof and the identity of the person making the Alternative Proposal, and thereafter shall keep Parent reasonably informed on a prompt basis (and in any event within one (1) Business Day) of any material change to the terms of any such Alternative Proposal and (ii) the Company shall promptly provide Parent a copy of all written materials provided by or on behalf of any third party in connection with an Alternative Proposal.

(c) Subject to the provisions of this Section 6.3, neither the Board of Directors nor any committee thereof shall (i) withdraw, qualify, modify, change or amend in any manner adverse to the Offer, the Merger or the other transactions contemplated by this Agreement or to Parent or Merger Sub (including pursuant to the Schedule 14D-9 or any amendment thereto), the Company Recommendation or the adoption and approval by the Board of Directors of this Agreement and the transactions contemplated hereby, including the Offer and the Merger, (ii) approve, endorse, recommend or adopt (or propose publicly to approve, endorse, recommend or adopt) any Alternative Proposal, (iii) if a tender offer or exchange offer that, if successful, would result in any person or “group” (as defined under Section 13(d) of the Exchange Act) becoming a beneficial owner of ten percent (10%) or more of the outstanding Shares is commenced (other than by Parent or Merger Sub), fail to recommend that the Company’s shareholders not tender their Shares in such tender or exchange offer within two (2) Business Days following such commencement, (iv) permit the Company or any of its Subsidiaries to enter into any Contract (other than a confidentially agreement as contemplated by Section 6.3(b)), including any letter of intent or other agreement or understanding providing for or relating to any Alternative Proposal, or (v) resolve or propose to take any action described in clauses (i) through (iv) (each of the foregoing actions described in clauses (i) through (v), a “Change of Recommendation”).

(d) Notwithstanding the foregoing, at any time prior to the Acceptance Time, subject to the Company’s compliance with the provisions of this Section 6.3, (x) if the Board of Directors has not received a Superior Proposal, but the Board of Directors determines in good faith by a resolution duly adopted in accordance with the Company’s Amended and Restated By-laws, following consultation with outside legal counsel, that failure to make a Change of

Recommendation would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law, the Board of Directors may make a Change of Recommendation after providing Parent with at least 24 hours notice of such determination and a reasonably detailed description of the reasons thereof, and (y) if the Company has received a Superior Proposal and following consultation with outside legal counsel determines in good faith by a resolution duly adopted in accordance with the Company’s Amended and Restated By-laws that the failure to make a Change of Recommendation would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable Law, the Board of Directors may make a Change of Recommendation and terminates this Agreement pursuant to Section 8.1(f), but if and only if (A) the Company has provided written notice to the Parent that the Board of Directors has received a Superior Proposal (a “Notice of Superior Proposal”), which notice shall describe in reasonable detail the material terms and conditions of such Superior Proposal (and including with such notice any documentation relating to such Superior Proposal) and identifying the person or persons making such Superior Proposal, and advising Parent that the Company intends to withdraw or modify its recommendation of this Agreement or the Merger or recommend a Superior Proposal (specifying which course of action the Company intends to take), and (B) if Parent, or an affiliate thereof, does not, within five (5) Business Days of Parent’s receipt of the Notice of Superior Proposal (or three (3) Business Days in the event of each subsequent material revision to such Superior Proposal) (the “Notice Period”), make an offer that the Board determines in good faith by a resolution duly adopted in accordance with the Company’s Amended and Restated By-laws, after consultation with its outside financial advisor and outside legal counsel, to be no less favorable to the Company’s shareholders than the Superior Proposal, it being agreed that any amendment to the financial terms or any other material terms of such Superior Proposal shall require a new Notice of Superior Proposal to be delivered to Parent by the Company and a new Notice Period and shall otherwise require the Company to comply with all obligations during such new Notice Period that apply to the Company during any initial Notice Period under this Section 6.3(d); provided, however, that the Company shall not terminate this Agreement pursuant to Section 8.1(f), and any purported termination pursuant to Section 8.1(f) shall be void and of no force or effect, if the Company shall be in breach of this Section 6.3 in connection with such Change of Recommendation or Superior Proposal or if the Company shall not have complied with all applicable requirements of Section 8.3(a) (including the payment of the Company Termination Fee prior to or concurrently with such termination) in connection with such termination. Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from (i) disclosing to its shareholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided that any such disclosure that constitutes a Change of Recommendation must comply with this Section 6.3(d) or (ii) issuing a statement to the shareholders of the Company that satisfies the definition of a “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act (other than clause 14d-9(f)(4) of such definition); provided, however, that in either such case a statement shall be deemed to be a Change of Recommendation unless the Board of Directors expressly reaffirms its recommendation of the Offer, the Merger and this Agreement therein or within two (2) Business Days thereafter or such statement states that the Board of Director’s recommendation of the Offer, the Merger and this Agreement remains in effect.

(e) As used in this Agreement, “Alternative Proposal” shall mean any proposal or offer, other than the transaction contemplated by this Agreement, made by any person for (i) a merger, reorganization, share exchange, consolidation, business combination, tender offer, recapitalization, dissolution, liquidation or similar transaction involving the Company, (ii) the acquisition by any person of twenty percent (20%) or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole (including equity securities of the Company’s Subsidiaries), or (iii) the issuance, sale or other disposition or acquisition of (including by way of merger, consolidation, business combination, share exchange, joint venture or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing twenty percent (20%) or more of the total voting power of the Company.

(f) As used in this Agreement, “Superior Proposal” shall mean an unsolicited Alternative Proposal made by any person involving more than 50% of the assets (by book value or contribution to revenue) of the Company and the Company’s Subsidiaries, taken as a whole, or more than 50% of the total voting power of the equity securities of the Company made by any person (other than Parent or Merger Sub) which Alternative Proposal the Board of Directors determines in good faith, after consultation with the Company’s outside financial advisor and outside legal counsel, and considering any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal and considering all legal, financial, regulatory, timing and other aspects of the proposal and the person making the proposal, (i) is more favorable to the holders of Shares than the Offer and the Merger, taken as a whole, and (ii) is reasonably capable of being financed and consummated by the person making such Alternative Proposal.

(g) Without limiting the foregoing, it is understood that any breach of the restrictions set forth in this Section 6.3 by any officer or director of the Company or any of its Subsidiaries or any other Representative of the Company or any Company Subsidiary acting with the knowledge of, or at the direction of, the Company or any Company Subsidiary shall be deemed to be a breach of this Section 6.3 by the Company.

6.4 Short Form Merger; Proxy Statement; Special Meeting; Other Actions

(a) In the event that Parent and Merger Sub shall, as of or immediately following the Acceptance Date or the expiration of the final subsequent offering period, acquire that number of Shares which, together with the Shares they already own, constitute at least 90% of the of the outstanding Shares, pursuant to the Offer or otherwise, the parties hereto shall, subject to Article 7 hereof, take all necessary and appropriate action to cause the Closing to occur and the Short Form Merger to become effective in accordance with Section 11.05 of the MBCA as promptly as practicable (without a meeting of the shareholders of the Company) following the Acceptance Date or the expiration of such subsequent offering period, as applicable.

(b) In the event that Parent and Merger Sub have purchased sufficient Shares pursuant to the Offer to satisfy the Minimum Condition, but do not own Shares that constitute, in the aggregate, at least 90% of the outstanding Shares, then, in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable Law, as promptly as reasonably practicable following (x) the Acceptance Date or the expiration of the final subsequent offering period, as applicable, in the case of the foregoing clause (i), or (y) the Expiration Date, in the case of the foregoing clause (ii):

(i) prepare and file with the SEC a proxy or information statement relating to the Merger and this Agreement (including the letter to shareholders, notice of meeting and form of proxy, the “Proxy Statement”), which shall, subject to Section 6.3, include the Company Recommendation. Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement (including each amendment or supplement thereto) before it is filed with the SEC. The Proxy Statement, which may be an information statement if Parent elects not to solicit proxies in favor of the Merger, shall comply with the requirements of Schedule 14A or 14C under the Exchange Act, as applicable; provided that with respect to Item 13 of Schedule 14A, Financial and Other Information, and any other item related thereto, such Proxy Statement may contain unaudited financial statements, in lieu of audited financial statements, in accordance with the then current position of the Staff of the SEC’s Division of Corporation Finance (the “Staff Position”). The Company shall assist Parent in complying with the Staff Position, including, but not limited to, providing any representations requested by the Staff as well as coordinating with the Company’s outside auditor. The Company shall provide Parent and Merger Sub (in writing, if written), and consult with Parent and Merger Sub regarding, any comments (written or oral) the Company or its counsel may receive from the SEC or its staff with respect to the Proxy Statement as promptly as practicable after receipt of such comments. Parent and its counsel shall be given a reasonable opportunity to review any such written and oral comments and proposed responses and participate in any related oral conference held with the staff of the SEC. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and the Company shall cause the definitive Proxy Statement to be filed with the SEC and mailed to holders of Shares promptly after the SEC staff advises it that it has no further comments thereon or that the Company may commence mailing the Proxy Statement. Prior to the initial filing of the Proxy Statement with the SEC (and, in any event, within twenty (20) Business Days following the date the obligation of the Company to prepare and file the Proxy Statement in accordance with this Section 6.4(b)(i) arises), the Company shall use its reasonable best efforts to either (A) complete the restatement of its historical financial statements and become current in its periodic reporting to the SEC or (B) take, and use its reasonable best efforts to cause its counsel and its independent accountants to take, such actions as may be reasonably necessary or required by the SEC in order to obtain the SEC’s clearance to the filing and mailing of the definitive Proxy Statement to holders of Shares despite the fact that the Company has not become current with the SEC. Subject to applicable Law, the Company and Parent (with respect to itself and Merger Sub) shall each, upon request of the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and shareholder and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or Governmental Entity in connection with the Offer, the Merger and the other transactions contemplated by this Agreement.

(ii) (A) take all action necessary in accordance with the MBCA and its Articles of Organization to duly call, give notice of, convene and hold a special meeting of its shareholders (the “Special Meeting”) for the purposes of considering this

Agreement and the Merger and obtaining the Company Shareholder Approval and (B) subject to Section 6.3 hereof, use reasonable best efforts to solicit from its shareholders proxies in favor of the approval of the Merger and this Agreement.

(c) Without limiting the generality of Section 6.4(b), unless this Agreement has been terminated in accordance with Section 8.1 hereof and in compliance with Section 8.3, the Company agrees that its obligations to duly call, give notice of, convene and hold the Special Meeting under Section 6.4(a)(ii)(A) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other person of any Alternative Proposal or any Change of Recommendation by the Board of Directors. At the Special Meeting, if any, Parent agrees to vote, or cause to be voted, all of the Shares acquired in the Offer, if any, or otherwise then owned by Parent or Merger Sub in favor of the approval of the Merger and this Agreement.

6.5 Employee Matters

(a) After the Effective Time, Surviving Corporation shall continue to maintain until the end of year 2008 core benefits identified on Schedule 6.5 of the Company Disclosure Schedule for the benefit of employees and former employees of the Company and its Subsidiaries which in the aggregate provide benefits that are substantially similar taken as a whole (on a value or cost basis) as those provided under the Company Benefit Plans as of the date hereof.

(b) For all purposes (including for purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time other than any equity compensation plans (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time or if there was no such credit for such service under a similar Company Benefit Plan; provided that the foregoing shall not apply with respect to benefit accrual under any Company Benefit Plan or to the extent that its application would result in a duplication of benefits. In addition, to the extent permitted by Law and without limiting the generality of the foregoing, (i) each Company Employee shall be eligible to participate, with any waiting time waived to the extent previously satisfied under any comparable plans of the Company or its Subsidiaries, in any and all New Plans and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Company Benefit Plan in which such Company Employee participated immediately before the consummation of the Merger ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) At any time prior to the Acceptance Date or the expiration of the final subsequent offering period, if any, Parent may request the Company to take all necessary actions, and the Company agrees to take such actions, to waive the restrictions with respect to any or all Restricted Shares so as to allow them to be tendered in the Offer.

(d) Notwithstanding anything to the contrary, nothing in this Agreement is intended to confer upon any officer, director or employee, or his or her successors, assigns, heirs or legal representatives, (i) any rights or remedies hereunder, including any rights of employment for any specified period or (ii) any employee benefits, severance or other compensation. The Company hereby waives any and all noncompetition provisions or agreements which may otherwise apply to the employment of any employee by Parent, effective as of the date of any such hiring.

(e) Prior to the Expiration Date, the Company shall take all such actions as may be required to approve, as an employment compensation, severance or other employee benefit arrangement in satisfaction of the requirements of Rule 14d-10(d) under the Exchange Act, any and all Contracts, plans or arrangements covering any employee of the Company or any of its Subsidiaries that is made or entered into (in accordance with the terms of this Agreement) between the date of this Agreement and the Expiration Date, and that has not already been so approved.

6.6 Efforts

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use their respective reasonable best efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to commence and consummate the Offer and to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including (i) the preparing and obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals and expirations or terminations of waiting periods, from Governmental Entities and the preparing and making of all necessary registrations, filings and notices and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) satisfying the Tender Offer Conditions and the conditions to the consummation of the Merger set forth in Article 7, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Offer and the Merger and the other transactions contemplated by this Agreement and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement ; provided, however, that in no event shall the Company or any of its Subsidiaries (A) be required to pay prior to the Acceptance Time any fee, penalty or other consideration to any third party for any consents or approvals required for the consummation of the transactions contemplated by this Agreement under any contract or agreement or (B) pay any fee, penalty or other consideration to any third party of more than $10,000 individually or $50,000 in the aggregate for any consents or approvals required for the consummation of the transactions contemplated by this Agreement under any contract or agreement without the prior written consent of Parent to such payment.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company, Parent and Merger Sub shall (i) promptly, but in no event later than ten (10) Business Days, after the date hereof, file any and all required Notification and Report Forms under the HSR Act with respect to the Offer, Merger and the other transactions contemplated by this Agreement, and use their reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the HSR Act, (ii) use their reasonable best efforts to cooperate with each other in (A) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers, clearances, approvals, and expirations or terminations of waiting periods are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (B) timely preparing and making all such filings and timely preparing and obtaining all such consents, permits, authorizations or approvals, (iii) supply to any Governmental Entity as promptly as practicable any additional information or documents that may be requested pursuant to any Law or by such Governmental Entity and (iv) take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the SEC, any other department or agency of the United States, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under any Law with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental Entity with respect to the Offer and the Merger so as to enable the Expiration Date and the Closing to occur as soon as reasonably possible (and in any event no later than the End Date); provided that none of Parent, Merger Sub, the Company, any of its Subsidiaries or any of their respective affiliates shall be required to become subject to, or consent or agree to or otherwise take any action with respect to, any requirement, condition, understanding, agreement or order of a Governmental Entity to sell, to hold separate or otherwise dispose of, or to conduct, restrict, operate, invest or otherwise change the assets or business, in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of materially delaying or preventing the commencement or consummation of the Offer or the Merger. To the extent Parent or the Company deems such a filing necessary or appropriate in connection with the transactions contemplated by this Agreement, Parent and the Company shall file as promptly as practicable a joint voluntary notice in respect of the transactions contemplated hereby under Section 721 of the Defense Production Act of 1950, as amended, and the rules and regulations thereunder (the “Exon-Florio Amendment”).

(c) Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions. The Company and Parent shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity. Each of the Company and Parent agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.

(d) In addition, subject to applicable Law, the Company shall keep Parent and Merger Sub apprised of the status of matters relating to ongoing material Actions involving or relating to the Company or its Subsidiaries, including Actions relating to the Restatement and Related Matters, and will promptly furnish Parent and Merger Sub with copies of notices, filings or other communications received by the Company or any of its Subsidiaries from any third party and/or any Governmental Entity with respect to such Actions.

(e) In furtherance and not in limitation of the covenants of the parties contained in this Section 6.6, if any administrative or judicial Action, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Law, each of the Company and Parent shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts the commencement and consummation of the Offer, the consummation of the Merger or any of the other transactions contemplated by this Agreement. In addition, the Company will give Parent reasonable opportunity to consult in the defense of any shareholder litigation against the Company and its directors relating to or arising from the transactions contemplated by this Agreement. The Company will not settle any such shareholder litigation without the prior written consent of Parent, which consent will not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Company shall not be required to provide any notice or information to Parent or Merger Sub the provision of which the Company in good faith determines, based upon advice of outside counsel, would cause a risk of loss of the Company’s attorney-client or other privilege applicable to such information; provided, however, that the Company shall be required to cooperate with Parent and Merger Sub to the greatest extent practicable and to take all actions reasonably necessary to allow Parent and Merger Sub to review such information while preserving attorney-client or other privilege with respect to such information, including entering into joint defense agreements or other arrangements with Parent to allow such disclosure.

6.7 Takeover Statute

If any Takeover Law shall become applicable to the transactions contemplated hereby, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

6.8 Public Announcements

The Company and Parent will consult with and provide each other the opportunity to review and comment upon any press release or other public statement or comment relating to this Agreement or the transactions contemplated hereby prior to the issuance of such press release or other public statement or comment and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by the rules and regulations of any applicable securities exchange or automated quotation system. Parent and the Company agree to issue a joint press release announcing this Agreement.

6.9 Indemnification and Insurance

(a) Parent and Merger Sub agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the present or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective articles of organization or bylaws or other organization documents or in any agreement shall survive the Merger and shall continue in full force and effect. Except as required by Applicable Law, for a period of six (6) years from the earlier of the Acceptance Date and the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any Company Subsidiary’s articles of organization and bylaws or similar organization documents in effect immediately prior to the earlier of the Acceptance Date and the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors, officers or employees in effect immediately prior to the earlier of the Acceptance Date and the Effective Time, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the earlier of the Acceptance Date and the Effective Time were present or former directors, officers or employees of the Company or any of its Subsidiaries; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. Effective immediately prior to the Acceptance Date, Parent shall deposit $250,000 into an escrow account to be available only to the directors and officers of the Company on the date of this Agreement if and only if Surviving Corporation improperly fails to satisfy its obligations under this Section 6.9(a).

(b) For a period of six (6) years from and after the Acceptance Time, Parent shall either cause to be maintained in effect the Company’s existing policies or shall cause to be acquired and maintained alternative policies of directors’ and officers’ liability insurance (collectively, “D&O Insurance”) with respect to matters arising on or before the Acceptance Time (including the transactions contemplated hereby) covering each person covered as of the Acceptance Time by the Company’s D&O Insurance (each such person, an “Indemnified Party”) on terms, conditions, retentions and limits of liability no less favorable than those of the Current Policy (as defined below); provided, however, that in no event shall Parent or any of its affiliates be required to pay annual premiums in excess of 150% for such insurance, but in such case shall be obligated to obtain as much coverage as reasonably practicable for such amount. In lieu of maintaining the Company’s current policies or acquiring alternative policies of D&O Insurance, the Company may and, at Parent’s request, the Company will purchase prior to the Acceptance Time, and, after the Acceptance Time, Parent may cause the Company or the Surviving Corporation to purchase, through a broker of record appointed by Parent, a six-year prepaid “tail policy” on terms, condition, retentions and limits of liability no less favorable to the Indemnified Parties as the Current Policy with respect to matters arising on or before the earlier of the Acceptance Time and the Effective Time (including the transactions contemplated hereby); provided, that in no event shall the amount paid by the Company or Parent, as the case may be, for such tail policy exceed $900,000, but in such case the Company or Parent, as the case may be, may obtain as much coverage as reasonably practicable for such amount. If such prepaid “tail policy” has been obtained by the Company prior to the Acceptance Time, (a) the Company or the Surviving Corporation, as the case may be, shall, and Parent shall cause them to, maintain in full force and effect for its full term such prepaid “tail policy” and (b) all other obligations pursuant to this Section 6.9(b) shall terminate. “Current Policy” means the D&O Insurance maintained by the Company as of the date hereof until renewed for 2007 on the terms set forth in Section 6.9(b) of the Company Disclosure Schedule, and thereafter means the D&O Insurance as so renewed on such terms.

(c) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the articles of organization or bylaws or other organization document of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the MBCA or otherwise. The provisions of this Section 6.9 shall survive the consummation of the Offer and the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(d) In the event the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 6.9.

6.10 Control of Operations

Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Acceptance Time; provided, however, that this Section 6.10 shall not limit the Company’s obligations under this Agreement, including Section 6.1 hereof. Prior to the Acceptance Time, the Company shall exercise, in accordance with the terms and conditions of this Agreement, complete control and supervision over its operations.

6.11 Financing

(a) Each of Parent and Merger Sub shall use its reasonable best efforts to obtain the Debt Financing on the terms and conditions described in the Debt Financing Commitment, including using its reasonable best efforts (i) to negotiate and finalize definitive agreements with respect thereto on the terms and conditions contained in the Debt Financing Commitment and (ii) to comply with its obligations under the Debt Financing Commitment and consummate any requisite portion of the Debt Financing no later than the Closing (subject to the amendment and replacement rights described herein). Parent shall give the Company prompt notice upon becoming aware of any material breach by any party of the Debt Financing Commitment or any termination of the Debt Financing Commitment. Parent shall keep the Company informed on a reasonable basis and in reasonable detail of material developments relating to the Debt Financing and the status of its efforts to arrange the Debt Financing. Parent shall not permit any amendment or modification to be made to, or any waiver of any material provision or remedy under, the Debt Financing Commitment or the definitive agreements related to the Debt Financing if such amendment, modification, waiver or remedy reduces the aggregate amount of the Debt Financing available, adversely amends the conditions to the drawdown of the Debt Financing, adds any condition to funding, or would adversely impact in any material respect the ability of Parent and Merger Sub to consummate the Debt Financing, without first obtaining the Company’s prior written consent. Subject to the terms and conditions contained herein and satisfaction of the Tender Offer Conditions, in the case of the Offer, and the conditions set forth in Article 7, in the case of the Merger, in the event that all conditions to the Debt Financing Commitment (other than, in connection with the Debt Financing, the availability or funding of any amounts by Parent) have been satisfied, Parent shall draw down on the Debt Financing to the extent required to consummate the Offer on the Acceptance Date and the Merger on the Closing Date. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter, Parent shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources on terms no less favorable to Parent (including as to rates, fees and restrictive covenants) and in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event but in no event later than the End Date. Parent shall deliver to the Company true and complete copies of all definitive agreements pursuant to which any such alternative source shall have committed to provide Parent and Merger Sub with any portion of the Debt Financing. Parent and Merger Sub acknowledge and agree that their respective obligations to consummate the transactions contemplated by this Agreement are not conditioned or contingent upon receipt of the Debt Financing.

(b) The Company will and will cause its Subsidiaries to and will use its reasonable best efforts to cause its and their respective Representatives to provide all cooperation reasonably requested by Parent in connection with the arrangement of the Debt Financing, including using reasonable best efforts to (i) participate in meetings in connection with the Debt Financing (including due diligence sessions, meetings with ratings agencies and syndication and “road show” meetings) on reasonable advance notice, (ii) provide information reasonably requested by Parent or Merger Sub relating to the Debt Financing, (iii) obtain customary accountants’ comfort letters, accountants’ consent letters (to the extent that each of such letters is available from the Company’s independent auditors), legal opinions, and officer’s certificates (including a customary solvency certificate of the chief financial officer of the Company) and other customary documentation and items contemplated by the Debt Commitment Letter, (iv) assist Parent and its financing sources in the preparation of any offering document or materials for rating agency presentations, (v) cooperate with the marketing efforts of Parent and its financing sources and (vi) take such corporate actions as may be reasonably requested by Parent in connection with the consummation of the Debt Financing.

6.12 Reports

The Company shall provide to Parent:

(a) As soon as available, and in any event within 45 days after the end of each fiscal quarter of the Company’s fiscal year 2007, unaudited quarterly consolidated balance sheets and related statements of income and cash flows of the Company (which (i) need not include any information or notes not required by GAAP, Form 10-Q of the SEC or the requirements of Regulation S-X under the Securities Act to be included in interim financial statements, (ii) need not, unless the Company has completed its pending restatement of its historical consolidated financial statements, have been reviewed by the Company’s independent accounting firm as provided in Statement on Auditing Standards No. 100 and (iii) may be subject to disclaimers, exceptions and qualifications relating to the Restatement and Related Matters), in each case, prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and which fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries, as at the respective dates thereof and for the respective periods indicated therein.

(b) As promptly as practicable following the date of this Agreement, drafts of its Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 and its Annual Report on Form 10-K for the year ended December 31, 2006 (the “Late Reports”), in each case which the Company believes in good faith comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and comply in all material respects with GAAP, except, in each case, that any Preliminary Statements and the information derived therefrom included in the Late Reports (A) do not include any information or notes that are not required by GAAP, Form 10-Q of the SEC or the requirements of Regulation S-X under the Securities Act to be included in interim financial statements, (B) have not been reviewed by the Company’s independent accounting firm as provided in Statement on Auditing Standards No. 100 (although the Company in good faith believes such Preliminary Statements fairly present in all material respects the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein) and (C) the Preliminary Statements and the information derived therefrom included in the Late Reports have not been approved by the SEC.

ARTICLE 7.

CONDITIONS TO THE MERGER

7.1 Conditions to Obligation to Effect the Merger

(a) Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by Parent and the Company, if permitted by applicable Law) at or prior to the Effective Time of the following conditions:

(i) Unless the Merger is consummated pursuant to Section 11.05 of the MBCA, the Company Shareholder Approval shall have been obtained.

(ii) Merger Sub (or an affiliate of Merger Sub on Merger Sub’s behalf) shall have accepted for purchase the Shares validly tendered pursuant to the Offer and not withdrawn in accordance with the terms hereof and thereof and any “subsequent offering period” under the Offer shall have expired.

(iii) (A) No Governmental Entity shall have entered, enforced, instituted or issued any legally binding judgment, order, temporary restraining order, temporary or permanent injunction, ruling, proceeding, action, suit, charge or decree which makes illegal, prevents, restrains or prohibits the consummation of the Merger and (B) no Governmental Entity shall have enacted, enforced, promulgated or issued any Law, or deemed and such Law applicable to, (1) Parent, the Company or any Subsidiary or affiliate of Parent or the Company or (2) any transaction contemplated by the Agreement, which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in the foregoing clause (A).

(iv) Any applicable waiting period under the HSR Act shall have expired or been earlier terminated, any necessary clearance from the Reserve Bank of India shall have been received and, if a filing has been made under the Exon-Florio Amendment in accordance with Section 6.6(b), any review or investigation under the Exon-Florio Amendment shall have been terminated and the President of the United States or the Committee on Foreign Investment in the United States shall have determined to take no action authorized thereunder.

7.2 Frustration of Conditions

Neither Parent nor the Company may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was caused by such party’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

ARTICLE 8.

TERMINATION

8.1 Termination or Abandonment

Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated and the Offer and the Merger, may be abandoned at any time:

(a) prior to the Effective Time, whether before or after receipt of the Company Shareholder Approval, by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent prior to the purchase of Shares pursuant to the Offer if (i) the Acceptance Time shall not have occurred on or before November 8, 2007 (the “End Date”) and (ii) the party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have caused the failure of the Acceptance Time to occur on or before such date;

(c) by either the Company or Parent prior to the Acceptance Time, if a Governmental Entity of competent jurisdiction shall have enacted, issued or entered any Law prohibiting, preventing or making illegal the acceptance for payment of or payment for Shares or the consummation of the Offer or the Merger and, in the case of any such Law that is an injunction, such Law shall have become final and non-appealable;

(d) by the Company prior to the Acceptance Time, if Parent or Merger Sub shall have materially breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to a Parent Material Adverse Effect or would result in a failure of a condition set forth in clause (b)(iii) of Annex I, and (ii) such breach or failure to perform either cannot be cured by the End Date or has not been cured within twenty (20) days after the Company has delivered written notice of such breach or failure to perform to Parent;

(e) by Parent prior to the Acceptance Time, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) has resulted or would reasonably be expected to result in a failure of any condition set forth in clause (b)(iii) or clauses (b)(v) through (ix) of Annex I to be satisfied on the Expiration Date or on the Acceptance Date and (ii) such breach or failure to perform either cannot be cured by the End Date or has not been cured within twenty (20) days after Parent has delivered written notice of such breach or failure to perform to the Company;

(f) by the Company prior to the Acceptance Time, if the Board of Directors (i) makes a Change of Recommendation in compliance with Section 6.3(d)(x) or (ii) makes a Change of Recommendation in connection with the Company’s receipt of a Superior Proposal in compliance with Section 6.3(d)(y); provided that (A) the Company complies with all of the provisions of Section 6.3(d), (B) the Company is otherwise in compliance with Section 6.3, (C) concurrent with a termination pursuant to clause (ii) of this Section 8.1(f), the Board of Directors approves, and the Company enters into, a definitive agreement providing for the implementation of a Company Superior Proposal and (D) the Company, at or prior to any termination pursuant to this Section 8.1(f) pays to Parent the Company Termination Fee and Parent Expenses.

(g) by the Company, if, subject to the satisfaction or waiver by Merger Sub of the Tender Offer Conditions, Merger Sub shall fail to accept for payment and pay for Shares validly tendered and not withdrawn in the Offer at any Expiration Date subject to and in accordance with Section 1.1(f);

(h) by Parent prior to the Expiration Date if the Board of Directors makes a Change of Recommendation; or

(i) by Parent following the Expiration Date if (i) the Minimum Condition is not satisfied as of the Expiration Date, (ii) the conditions set forth in clauses (b)(i), (ii) and (iii)(A) of Annex I are satisfied as of the Expiration Date and (iii) neither Parent nor Merger Sub has breached in any material respect its obligations under this Agreement.

8.2 Effect of Termination

If this Agreement is terminated pursuant to Section 8.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, Parent, Merger Sub or their respective Subsidiaries or affiliates, except that (i) Section 6.2(b), (ii) this Section 8.2, (iii) Section 8.3 and (iv) Article 9 will survive the termination hereof, and except as provided in Section 9.5(b) and Section 9.5(c), nothing herein shall relieve any party from liability for willful breach of this Agreement.

8.3 Fees and Expenses

(a) Any provision in this Agreement to the contrary notwithstanding, in the event that (i) this Agreement is terminated by Parent pursuant to Section 8.1(h), (ii) (A) after the date of this Agreement, any Alternative Proposal is publicly proposed or publicly disclosed and not publicly and unconditionally withdrawn at least three (3) Business Days prior to the relevant breach or failure to perform (in the case of a termination pursuant to Section 8.1(e)) or the Termination Date (in the case of a termination pursuant to Section 8.1(b)), as applicable, (B) this Agreement is terminated by Parent pursuant to Section 8.1(e) (at which time the Company is not entitled to deliver a termination notice pursuant to Section 8.1(d)) or by Parent or, so long as Parent has the right to do so at such time, by the Company pursuant to Section 8.1(b) and (C) within twelve (12) months after such termination, the Company shall have entered into an Acquisition Agreement providing for an Alternative Proposal or consummated an Alternative Proposal or (iii) the Company terminates this Agreement pursuant to Section 8.1(f), then in any such event the Company shall pay to Parent a fee of $1,970,000 in cash (the “Company Termination Fee”), such payment to be made, (x) in the case of a termination referenced in clause (i) above, within two (2) Business Days after such termination, (y) in the case of a termination referenced in clause (ii) above, upon the earlier of entry into the Acquisition Agreement providing for an Alternative Proposal or consummation of an Alternative Proposal or (z) in the case of clause (iii) above, prior to or concurrently with the termination by the Company pursuant to Section 8.1(f), it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. For the purposes of this Section 8.3, all the references to “20%” in the definition of Alternative Proposal shall be deemed references to “50%.”

(b) Any provision in this Agreement to the contrary notwithstanding, in the event that (i) the Company shall terminate this Agreement pursuant to Section 8.1(d) (at which time Parent is not entitled to deliver a termination notice pursuant to Section 8.1(e)), (ii) the Company shall terminate this Agreement pursuant to Section 8.1(g) or (iii) the Company, or, so long as the Company has the right to do so at such time, Parent shall terminate this Agreement pursuant to Section 8.1(b) and, at the time of such termination, the conditions set forth in clauses (a) (at the most recently scheduled Expiration Date prior to such termination) and (b)(i) through (viii) of Annex I would be satisfied if such date were the End Date, then Parent shall pay to the Company a fee of $1,970,000 in cash (the “Parent Termination Fee”), such payment to be made within two (2) Business Days of such termination, it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(c) In the event this Agreement is terminated (i) by Parent pursuant to 8.1(c), 8.1(e), 8.1(h) or 8.1(i), (ii) by the Company pursuant to Section 8.1(f) or (iii) by Parent or, so long as Parent has the right to do so at such time, the Company pursuant to Section 8.1(b), then the Company shall pay to Parent within two (2) Business Days after the date of termination, the reasonable and documented out-of-pocket costs, fees and expenses of Parent and Merger Sub and their respective affiliates and investors incurred in connection with this Agreement and the transactions contemplated hereby up to $1,250,000 (the “Parent Expenses”).

(d) Any amount that becomes payable pursuant to this Section 8.3 shall be paid by wire transfer of immediately available funds to an account or accounts designated by the party entitled to receive such payment.

(e) The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement, accordingly, if the Company fails to promptly pay any amount due pursuant to Section 8.3(a) or Section 8.3(c) or Parent fails to promptly pay any amount due pursuant to Section 8.3(b), and, in order to obtain such payment, Parent or Merger Sub, on the one hand, or the Company, on the other hand, commences a suit that results in a judgment against the Company for the amount set forth in Section 8.3(a) or 8.3(c) or any portion thereof or a judgment against Parent for the amount set forth in Section 8.3(b) or any portion thereof, then the Company shall pay to Parent or Merger Sub, on the one hand, or Parent shall pay to the Company, on the other hand, its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of such amount or portion thereof at the prime rate in effect on the date such payment through the date of payment.

ARTICLE 9.

MISCELLANEOUS

9.1 Survival

None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the earlier of the Acceptance Date and the Effective Time. This Article 9 and the agreements of the Company, Parent and Merger Sub contained in Section 6.9 shall survive the consummation of the Merger. The Confidentiality Agreement shall survive the termination of this Agreement in accordance with its terms.

9.2 Expenses

Except as set forth in Section 8.3(c), whether or not the Acceptance Date occurs or the Merger is consummated, all costs and expenses incurred in connection with the Offer, the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses, except that expenses (other than legal and accounting fees) incurred in connection with the printing, filing and mailing of the Tender Offer Documents and the Schedule 14D-9 shall be borne equally by Parent and the Company and all filing fees payable in connection with the filing of required Notification and Report Forms under the HSR Act shall be borne equally by Parent and the Company.

9.3 Counterparts; Effectiveness

This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

9.4 Governing Law

This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the internal Laws of, The Commonwealth of Massachusetts, without regard to the conflicts of law principles thereof that would cause the application of the Laws of any jurisdiction other than the internal Laws of The Commonwealth of Massachusetts.

9.5 Jurisdiction; Enforcement; Remedies

(a) Each of the parties hereto (i) irrevocably consents to submit itself to the personal jurisdiction of the courts of the Commonwealth of Massachusetts located in Suffolk County, and of the United States District Courts for the District of Massachusetts, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the courts of the Commonwealth of Massachusetts located in Suffolk County, and of the United States District Courts for the District of Massachusetts and (iv) consents to service being made through the notice procedures set forth in Section 9.7. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by registered mail to the respective addresses set forth in Section 9.7 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

(b) The Company agrees that to the extent it has incurred losses or damages in connection with this Agreement (including as a result of a failure by Parent or Merger Sub to effect the Closing or accept Shares in the Offer), the Company’s sole and exclusive remedy against Parent, Merger Sub and any of their respective former, current and future direct or indirect equity holders, controlling persons, shareholders, directors, officers, employee, agents, affiliates, members, managers, general or limited partners or assignees (the “Parent Parties”) for any breach, loss or damage shall be to receive payment of the Parent Termination Fee to the extent provided in Section 8.3(b) from Parent, and upon payment in full of such amount, no person shall have any other rights or claims or seek damages against any of the Parent Parties under this Agreement or the Debt Financing Commitment, whether at law or equity, in contract, in tort or otherwise, none of the Parent Parties shall have any further liability or obligations relating to or arising out of the Offer, the Merger, this Agreement or the transactions contemplated by this Agreement. Nothing herein shall relieve Parent or Merger Sub of liability to pay for Shares accepted for payment in the Offer or to pay the Merger Consideration in the

event the Merger occurs. Parent and Merger Sub agree and acknowledge that no former, present or future direct or indirect equity holders, controlling persons, shareholders, directors, officers, employee, agents, affiliates or assignees (the “Company Parties”) shall have any personal liability hereunder, including, without limitation, for any breach of this Agreement or inaccuracy of representation.

(c) The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the Company in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent and Merger Sub shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the need to post bond or other security, in addition to any other remedy to which such party is entitled at law or in equity.

9.6 WAIVER OF JURY TRIAL

EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.7 Notices

Any notices or other communications required or permitted under, or otherwise made in connection with this Agreement, shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail (but, in the case of electronic mail, only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day), or (c) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), in each case, addressed as follows:

If to Parent or Merger Sub, addressed to it at:

Megasoft Limited
6-3-1192/2/1, Kundanbagh,
Begumpet, Hyderabad. 500016
India
Attention:	V Balasubramanian, Chief Financial Officer
Facsimile:	+91 40 23412006

with a mandated copy (which shall not constitute notice) to:

Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94025
Attention:	Anthony J. Richmond
Facsimile:	650-463-2600

If to the Company, addressed to it at:

Boston Communications Group, Inc.
55 Middlesex Turnpike
Bedford, MA 01730
Attention:	Timothy Donovan, Vice President, General Counsel and Secretary
Facsimile:	781-904-5602

with a mandated copy (which shall not constitute notice) to:

Edwards Angell Palmer Dodge LLP
111 Huntington Avenue
Boston, MA 02199
Attention:	Matthew J. Gardella
Facsimile:	617-227-4420

or to such other address or facsimile number as any party may hereafter specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

9.8 Assignment; Binding Effect

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided that prior to the commencement of the Offer, Parent may designate, by written notice to the Company, one of its affiliates to act in lieu of Merger Sub (which affiliate must be a wholly owned Subsidiary of Parent or must be an entity held by the same equityholders of Parent in the same relative proportions), in which event such entity shall execute this agreement and upon the effectiveness of such execution all references in this Agreement to Merger Sub shall be deemed references to such entity, except that all representations and warranties with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such entity as of the date of designation; provided that any such designation shall not impede or delay the transactions contemplated by this Agreement or otherwise materially impede the rights of the Stockholders of the Company under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

9.9 Severability

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

9.10 Entire Agreement; No Third-Party Beneficiaries

This Agreement (including the annexes, exhibits and schedules hereto) constitutes the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except for the provisions of Section 6.9 (which shall be for the benefit of the Indemnified Parties) and Section 9.5(b) (which shall be for the benefit of the Parent Parties), is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

9.11 Amendments; Waivers

At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of the Company Shareholder Approval, if applicable, if any such amendment or wavier shall by applicable Law require further approval of the shareholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the shareholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

9.12 Headings

Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.13 Interpretation

When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References in this Agreement to specific Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

9.14 Definitions

For purposes of this Agreement, the following terms (as capitalized below) will have the following meanings when used herein:

“Acceptance Date” has the meaning set forth in Section 1.1(f).

“Acceptance Time” has the meaning set forth in Section 1.1(f).

“Acquisition Agreement” means a definitive agreement with respect to an Alternative Proposal or a Superior Proposal, as applicable.

“Action” means any actual or threatened litigation, suit, claim, action, proceeding, hearing, petition, grievance, complaint or investigation, whether civil, criminal administrative or investigative.

“affiliates” means, with respect to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Proposal” has the meaning set forth in Section 6.3(e).

“Articles of Organization” has the meaning set forth in Section 1.3.

“Board of Directors” has the meaning set forth in the Recitals.

“Book-Entry Shares” has the meaning set forth in Section 3.2(b)(i).

“Business Day” has the meaning set forth in Section 1.1(d).

“Cancelled Shares” has the meaning set forth in Section 3.1(b).

“Capitalization Date” has the meaning set forth in Section 4.2(a).

“Certificate of Merger” has the meaning set forth in Section 2.3.

“Certificates” has the meaning set forth in Section 3.2(b)(i).

“Change of Recommendation” has the meaning set forth in Section 6.3(c).

“Closing” has the meaning set forth in Section 2.2.

“Closing Date” has the meaning set forth in Section 2.3.

“Code” has the meaning set forth in Section 3.2(b)(iii).

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plan” has the meaning set forth in Section 4.8(a).

“Company Disclosure Documents” has the meaning set forth in Section 4.11.

“Company Disclosure Schedule” has the meaning set forth in Article 4.

“Company Employees” means each current and former employee of the Company and its Subsidiaries.

“Company IP” means all Intellectual Property Rights used or held for use by the Company in the Company Products or to conduct its business as now conducted.

“Company Material Adverse Effect” has the meaning set forth in Section 4.1.

“Company Material Contracts” has the meaning set forth in Section 4.19(a).

“Company Parties” has the meaning set forth in Section 9.5(b).

“Company Permits” has the meaning set forth in Section 4.7(b).

“Company Products” has the meaning set forth in Section 4.13(a).

“Company Real Property” has the meaning set forth in Section 4.14(a).

“Company Recommendation” has the meaning set forth in Section 1.2(a).

“Company SEC Documents” has the meaning set forth in Section 4.4(a).

“Company Shareholder Approval” has the meaning set forth in Section 4.18(a).

“Company Stock Options” has the meaning set forth Section 3.3(a).

“Company Stock Plans” has the meaning set forth in Section 4.8(a).

“Company Termination Fee” has the meaning set forth in Section 8.3(a)(iii).

“Confidentiality Agreement” has the meaning set forth in Section 6.2(b).

“Contract” has the meaning set forth in Section 4.3(c)(iii).

“Current Policy” has the meaning set forth in Section 6.9(b).

“D&O Insurance” has the meaning set forth in Section 6.9(b).

“Debt Commitment Letter” has the meaning set forth in Section 5.5.

“Debt Financing” has the meaning set forth in Section 5.5.

“Dissenting Shares” has the meaning set forth in Section 3.1(d).

“DOL” has the meaning set forth in Section 4.8(b).

“Effective Time” has the meaning set forth in Section 2.3.

“End Date” has the meaning set forth in Section 8.1(b).

“Environmental Law” has the meaning set forth in Section 4.21(b).

“ERISA” has the meaning set forth in Section 4.8(a).

“ERISA Affiliate” has the meaning set forth in Section 4.8(e).

“Exchange Act” has the meaning set forth in Section 1.1(a).

“Exchange Fund” has the meaning set forth in Section 3.2(a).

“Expiration Date” has the meaning set forth in Section 1.1(d).

“Foreign Benefit Plan” has the meaning set forth in Section 4.8(h).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” has the meaning set forth in Section 4.3(b).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” has the meaning set forth in Section 6.9(b).

“Independent Directors” has the meaning set forth in Section 1.3.

“Intellectual Property Rights” means all (a) United States, Canadian and foreign patents and patent applications and all disclosures relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications, (b) United States, Canadian and foreign trademarks, service marks, trade dress, logos, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together withy any registrations and applications for registration thereof, (c) United States, Canadian and foreign copyrights and rights under copyrights, whether registered or unregistered, including moral rights, and any registrations and applications for registration thereof, (d) United States, Canadian and foreign mask work rights and registrations and applications for registration thereof, (e) rights in databases and data collections (including knowledge databases, customer lists and customer databases) under the laws of the United States, Canada or any other jurisdiction, whether registered or unregistered, and any applications for registration therefor; (f) trade secrets and other rights in know-how and confidential or proprietary information (including any business plans, designs, technical data, customer data, financial information, pricing and cost information, bills of material, or other similar information), (g) URL and domain name registrations, (h) inventions (whether or not patentable) and improvements thereto, (i) all claims and causes of action arising out of or related to infringement or misappropriation of any of the foregoing and (j) other proprietary or intellectual property rights now known or hereafter recognized in any jurisdiction.

“Investments” has the meaning set forth in Section 4.2(d).

“knowledge” means (i) with respect to Parent, the actual knowledge, after reasonable inquiry, of the individuals listed on Section 9.14 of the Parent Disclosure Schedule and (ii) with respect to the Company, the knowledge, after reasonable inquiry, of the individuals listed on Section 9.14 of the Company Disclosure Schedule.

“Late Reports” has the meaning set forth in Section 6.12(b).

“Law” or “Laws” has the meaning set forth in Section 4.7(a).

“Lease” has the meaning set forth in Section 4.14(a).

“Lien” means any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind or nature.

“March 31, 2006 Balance Sheet” has the meaning set forth in Section 4.4(c).

“MBCA” has the meaning set forth in the Recitals.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 3.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“MGL” has the meaning set forth in the Recitals.

“Minimum Cash Amount” has the meaning set forth in Annex I.

“Minimum Condition” has the meaning set forth in Annex I.

“NASDAQ” has the meaning set forth in Section 1.2(e).

“New Plans” has the meaning set forth in Section 6.5(b).

“Notice of Superior Proposal” has the meaning set forth in Section 6.3(d).

“Notice Period” has the meaning set forth in Section 6.3(d).

“Offer” has the meaning set forth in the Recitals.

“Offer Documents” has the meaning set forth in Section 1.1(c).

“Offer to Purchase” has the meaning set forth in Section 1.1(c).

“Parent” has the meaning set forth in the Preamble.

“Parent Disclosure Schedule” has the meaning set forth in Article 5.

“Parent Expenses” has the meaning set forth in Section 8.3(c).

“Parent Material Adverse Effect” has the meaning set forth in Section 5.1.

“Parent Parties” has the meaning set forth in Section 9.5(b).

“Parent Termination Fee” has the meaning set forth in Section 8.3(b).

“Paying Agent” has the meaning set forth in Section 3.2(a).

“Per Share Amount” has the meaning set forth in the Recitals.

“Permitted Lien” means a Lien (a) for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established, (b) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (c) which is disclosed on the March 31, 2006 Balance Sheet (or securing liabilities reflected on such balance sheet) or (d) which was incurred in the ordinary course of business since March 31, 2006 and is not, individually or in the aggregate, material to the Company or its Subsidiaries.

“person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity, and any permitted successors and assigns of such person.

“Preferred Stock” has the meaning set forth in Section 4.2(a).

“Preliminary Statements” has the meaning set forth in Section 4.4(c).

“Prior Company SEC Documents” has the meaning set forth in Section 4.4(a).

“Proxy Statement” has the meaning set forth in Section 6.4(b)(i).

“Representatives” has the meaning set forth in Section 6.2(a).

“Restated and Delayed Reports” has the meaning set forth in Section 4.1(b)(ii).

“Restated Annual Statements” has the meaning set forth in Section 4.4(c).

“Restated Quarterly Statements” has the meaning set forth in Section 4.4(c).

“Restatement and Related Matters” has the meaning set forth in Section 4.1.

“Restricted Shares” has the meaning set forth in Section 3.3(b).

“Right” has the meaning set forth in the Recitals.

“Rights Agreement” has the meaning set forth in the Recitals.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Schedule 14D-9” has the meaning set forth in Section 1.2(b).

“Schedule TO” has the meaning set forth in Section 1.1(c).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Share” has the meaning set forth in the Recitals.

“Short Form Merger” has the meaning set forth in Section 2.8.

“Software” means computer software, firmware, programs and databases in any form, including Internet web sites, web content and links, source code, executable code, tools, developers kits, utilities, graphical user interfaces, menus, images, icons, and forms, and all versions, updates, corrections, enhancements and modifications thereof, and all related documentation, developer notes, comments and annotations related thereto.

“Special Meeting” has the meaning set forth in Section 6.4(b)(ii).

“Subsidiaries” means, with respect to any party, any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities or voting interests are on the date hereof directly or indirectly owned by such party or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership).

“Superior Proposal” has the meaning set forth in Section 6.3(f).

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Takeover Laws” has the meaning set forth in Section 1.2(a).

“Tax Return” has the meaning set forth in Section 4.12(b)(ii).

“Taxes” has the meaning set forth in Section 4.12(b)(i).

“Technology” means tangible embodiments of Intellectual Property Rights, whether in electronic, written or other media, including Software, technical documentation, specifications, designs, bills of material, build instructions, test reports, schematics, algorithms, application programming interfaces, user interfaces, routines, formulae, test vectors, IP cores, net lists, photomasks, reticles, databases, lab notebooks, processes, prototypes, samples, studies, or other know-how and other works of authorship.

“Tender and Support Agreement” has the meaning set forth in the Recitals.

“Tender Offer Conditions” has the meaning set forth in Section 1.1(a).

“Termination Date” has the meaning set forth in Section 6.1(a).

“Top-Up Option” has the meaning set forth in Section 1.4(a).

“Top-Up Option Shares” has the meaning set forth in Section 1.4(a).

“WARN Act” has the meaning set forth in Section 4.8(k).

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed and delivered as of the date first written above.

MEGASOFT LIMITED

By:	/s/ G.V. Kumar
Name:	G.V. Kumar
Title:	M.D. & CEO

TEA PARTY ACQUISITION CORP.

By:	/s/ V. Balasubramanian
Name:	V. Balasubramanian
Title:	Treasurer, Director & Vice President

BOSTON COMMUNICATIONS GROUP, INC.

By:	/s/ Joseph Mullaney
Name:	Joseph Mullaney
Title:	CFO, Acting CEO

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Annex I

CONDITIONS TO THE OFFER

Capitalized terms used but not defined in this Annex I shall have the respective meanings ascribed thereto in the Agreement and Plan of Merger dated as of July 11, 2007 (the “Agreement”), by and among Megasoft Limited, a company incorporated in India under the provisions of the Companies Act, 1956 (“Parent”), Tea Party Acquisition Corp., a Massachusetts corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and Boston Communications Group, Inc., a Massachusetts corporation (the “Company”).

Tender Offer Conditions. Notwithstanding any other provision of the Offer, Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and (subject to any such rules or regulations) may, but only to the extent expressly permitted by this Agreement, delay the acceptance for payment of, any tendered Shares, if (a) there shall not have been validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares that, when considered together with all other Shares (if any) beneficially owned by Parent and its affiliates and all Top-Up Option Shares, if any, that will be available for purchase by Merger Sub at any time on or after the Acceptance Time pursuant to the Top-Up Option, would constitute at least 90% of the aggregate number of Shares outstanding at the time of the expiration of the Offer (as determined on a fully-diluted basis) (the “Minimum Condition”) or (b) at any time after the date of the Agreement and before the expiration of the Offer, any of the following events shall occur and be continuing:

(i) there shall have been entered, enforced, instituted or issued by any Governmental Entity, any legally binding judgment, order, temporary restraining order, temporary or permanent injunction, ruling, proceeding, action, suit, charge or decree which makes illegal, prevents, restrains or prohibits the making of the Offer, the acceptance for payment of, or payment for, any Shares by Parent, Merger Sub or any other affiliate of Parent in the Offer, or the consummation of the Merger or any of the other transactions contemplated by the Agreement;

(ii) there shall have been any Law enacted, enforced, promulgated or issued by any Governmental Entity, or deemed by any Governmental Entity applicable to (A) Parent, the Company or any Subsidiary or affiliate of Parent or the Company or (B) any transaction contemplated by the Agreement, which is reasonably likely to result, directly or indirectly, in any of the consequences referred to in the foregoing clause (i);

(iii)(A) any applicable waiting period under the HSR Act shall not have expired or been earlier terminated, any necessary clearance from the Reserve Bank of India shall not have been received, if a filing has been made under the Exon-Florio Amendment in accordance with Section 6.6(b), any review or investigation under the Exon-Florio Amendment shall not have been terminated or the President of the United States or the Committee on Foreign Investment in the United States shall have determined to take action authorized thereunder, or (B) any of the consents and approvals set forth in Annex I to the Company Disclosure Schedule shall not have been obtained;

(iv) the Board of Directors shall have (A) made or resolved to make a Change of Recommendation or (B) approved or recommended any Alternative Proposal (including any Superior Proposal) or any Acquisition Agreement or resolved or agreed or publicly proposed to take any such action;

(v) there shall have occurred any event, circumstance, development, change or effect that has had or would have a Company Material Adverse Effect;

(vi)(A) any of the representations and warranties of the Company set forth in Section 4.2(a) or (b), Section 4.10, Section 4.16, Section 4.17, Section 4.18 or Section 4.20 of the Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or Company Material Adverse Effect) shall not be true and correct in all material respects at and as of the date of this Agreement and at and as of the Expiration Date as though made at and as of the Expiration Date, except to the extent expressly made as of an earlier date, in which case as of such date, or (B) any of the other representations and warranties of the Company set forth in the Agreement (disregarding all qualifications and exceptions contained therein regarding materiality or Company Material Adverse Effect) shall not be true and correct at and as of the date of the Agreement and at and as of the Expiration Date as though made at and as of the Expiration Date, except to the extent expressly made as of an earlier date, in which case as of such date, except where the failure of such representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

(vii) the Company shall have failed to perform in any material respect any of its obligations or failed to comply in any material respect with any of its covenants required by the Agreement to be performed or complied with by it prior to the Expiration Date;

(viii) the Company and its Subsidiaries, on a consolidated basis, shall fail to have at least (A) $52,000,000 (net of any indebtedness permitted to be incurred and actually incurred pursuant to Section 6.1(b) of the Agreement) of currently available cash and cash equivalents (the “Minimum Cash Amount”) accessible within one (1) Business Day upon demand in the United States; provided that the Minimum Cash Amount shall be decreased dollar for dollar by the amount of any cash paid with respect to the matters and in the amounts set forth in Annex II to the Company Disclosure Schedule;

(ix) the Company shall have failed to deliver to Parent (A) a certificate, signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company (solely in his or her capacity as an officer of the Company without personal liability), to the effect that the conditions set forth in the foregoing clauses (v) through (viii) hereof have been satisfied at and as of the Expiration Date and (B) at least two Business Days prior to the Expiration Date, a consolidated balance sheet of the Company and its Subsidiaries dated as of the close of business not more than five Business Days prior to the Expiration Date.

(x) the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Merger Sub, may be asserted by Parent or Merger Sub regardless of the circumstances giving rise to any such condition may be waived by Parent and Merger Sub, in whole or in part (except to the extent any such waiver is expressly limited by Section 1.1 of the Agreement) at any time and from time to time. The failure by Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

EXHIBIT A

TENDER AND STOCKHOLDER SUPPORT AGREEMENT

This TENDER AND STOCKHOLDER SUPPORT AGREEMENT (this “Agreement”), dated July __, 2007, is by and among Megasoft Limited, a company incorporated in India under the provisions of the Companies Act, 1956 (“Parent”), Tea Party Acquisition Corp., a Massachusetts corporation (“Purchaser”), and certain stockholders of Boston Communications Group, Inc., a Massachusetts corporation (the “Company”), set forth on Schedule I hereto (each a “Stockholder” and, collectively the “Stockholders”).

WHEREAS, Parent, Purchaser and the Company propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, for Purchaser to conduct a tender offer for all of the issued and outstanding Common Stock (as defined below) of the Company (the “Offer”) and the merger of Purchaser with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement);

WHEREAS, each Stockholder owns the number of shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) set forth opposite the name of such Stockholder on Schedule I hereto, including the associated share purchase rights (collectively, the “Rights”) under that certain Rights Agreement, dated as of September 6, 2005, between the Company and Equiserve Trust Company, N.A., as Rights Agent (such shares of Common Stock, together with any other shares of capital stock of the Company and Rights acquired (whether beneficially or of record) by such Stockholder after the date hereof and prior to the earlier of the Effective Time and the termination of all of the Stockholder’s obligations under this Agreement, including any shares of Common Stock and Rights acquired by means of purchase, dividend or distribution, or issued upon the exercise of any warrants or options, or the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Shares”); and

WHEREAS, as a condition to the willingness of Parent and Purchaser to enter into the Merger Agreement and as an inducement and in consideration therefor, the Stockholders have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1. Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to Parent and Purchaser, severally and not jointly, as follows:

(a) The Stockholder (i) is the record or beneficial owner, and has good and marketable title to, the Shares set forth opposite such Stockholder’s name on Schedule I hereto, free and clear of any and all liens, claims, security interests, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances whatsoever on title, transfer, or exercise of any rights of a stockholder in respect of such Shares (collectively, “Encumbrances”); (ii) does not own, of record or beneficially, any shares of capital stock of the Company (or rights to acquire any such shares) other than the Shares set forth on Schedule I hereto); and (iii) has the sole right to vote, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Sections 3, 4 and 12 hereof, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Stockholder’s Shares, with no material limitations qualification or restrictions on such rights, subject to applicable federal securities law and the terms of this Agreement.

(b) In the case of any Stockholder that is a corporation, limited partnership or limited liability company, such Stockholder is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or constituted.

(c) The Stockholder has the legal capacity and all requisite power and authority to execute and deliver this Agreement and to perform the Stockholder’s obligations hereunder and consummate the transactions contemplated hereby. To the extent applicable, the execution, delivery and performance by the Stockholder of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby have been duly and validly authorized by the Stockholder (or its board of directors or similar governing body, as applicable), and no other actions or proceedings on the part of the Stockholder are necessary to authorize the execution and delivery by the Stockholder of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Stockholder, and constitutes a valid and binding obligation of the Stockholder enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(d) The execution and delivery of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby will not (i) result in a violation of, or a default under, or conflict with (x) to the extent applicable, any provisions of the organizational documents of the Stockholder or (y) any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which such Stockholder is a party or by which such Stockholder or such Stockholder’s assets are bound, or (ii) violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to such Stockholder.

SECTION 2. Representations and Warranties of Parent and Purchaser. Each of Parent and Purchaser hereby, jointly and severally, represents and warrants to the Stockholders as follows:

(a) Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is incorporated, and each of Parent and Purchaser has all requisite corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

(b) This Agreement has been duly authorized, executed and delivered by each of Parent and Purchaser, and constitutes a valid and binding obligation of Parent and Purchaser enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).

(c) The execution and delivery of this Agreement and the consummation by Parent and Purchaser of the transactions contemplated hereby will not (i) result in a violation of, or a default under, or conflict with (x) any provisions of the organizational documents of Parent or Purchaser or (y) any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which such Parent or Purchaser is a party or by which Parent or Purchaser or their assets are bound, or (ii) violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to Parent or Purchaser.

SECTION 3. Tender of the Shares.

(a) Unless this Agreement shall have been terminated in accordance with its terms, and subject to Section 4, each Stockholder hereby agrees that it shall (i) tender (and deliver any certificates evidencing) its Shares, or cause its Shares to be tendered, into the Offer promptly following, and in any event no later than the third business day prior to the initial Expiration Date, or if the Stockholder has not received the Offer Documents by such time, within two business days following receipt of such documents but in any event prior to the date of expiration of the Offer, free and clear of all Encumbrances and (ii) not withdraw its Shares, or cause its Shares to be withdrawn, from the Offer at any time. If the Stockholder acquires Shares after the date hereof, the Stockholder shall (i) tender or cause to be tendered such Shares on or before such tenth business day following the commencement of the Offer, or, if later, on or before the second business day after such acquisition but in any event prior to the date of expiration of the Offer and (ii) not withdraw its Shares, or cause its Shares to be withdrawn, from the Offer at any time.

(b) If the Offer is terminated or withdrawn by Purchaser, or the Merger Agreement is terminated prior to the purchase of Shares in the Offer, Parent and Purchaser shall promptly return, and shall cause any depository acting on behalf of Parent and Purchaser to return all tendered Shares to the registered holders of the Shares tendered in the Offer.

SECTION 4. Transfer of the Shares; Other Actions.

(a) Prior to the termination of this Agreement, except as otherwise provided herein (including pursuant to Section 3 hereof), none of the Stockholders shall: (a) transfer, assign, sell, gift-over, pledge or otherwise dispose (whether by sale, merger, consolidation, liquidation, dissolution, dividend, distribution or otherwise) of, or consent to any of the foregoing (“Transfer”), any or all of the Shares or any right or interest therein; (b) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (c) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Shares; (d) deposit any of the Shares into a voting trust, or enter into a voting agreement or arrangement with respect to any of the Shares; or (e) take any other action that would in any way restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder or the transactions contemplated hereby; provided, however, that a Stockholder shall be permitted to Transfer any or all of the Shares to any of such Stockholder’s partners, provided that it shall be a condition to the Transfer that (x) the transferee execute an agreement stating that the transferee is receiving and holding such Shares subject to the provisions of this Agreement or (y) Parent or Purchaser consent to such Transfer.

SECTION 5. Covenant to Vote. Each Stockholder hereby agrees to vote all Shares beneficially owned or controlled by such Stockholder (the “Vote Shares”), or to grant a consent or approval in respect of the Vote Shares, in connection with any meeting of the shareholders of the Company or any action by written consent in lieu of a meeting of shareholders of the Company (i) in favor of the Merger or any other transaction pursuant to which Parent proposes to acquire the Company, whether by tender offer, merger, or otherwise, in which stockholders of the Company would receive consideration per share of Common Stock equal to or greater than the consideration to be received by such stockholders in the Offer and the Merger, and/or (ii) against any action or agreement which would impede, interfere with or prevent the Merger, including, but not limited to, any other extraordinary corporate transaction, including, a merger, acquisition, sale, consolidation, reorganization or liquidation involving the Company and a third party, or any other proposal of a third party to acquire the Company or all or substantially all of the assets thereof.

SECTION 6. Acquisition Proposals; Non-Solicitation.

(a) Acquisition Proposals. Each Stockholder will notify Parent and Purchaser immediately if any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with such Stockholder, indicating, in connection with such notice, the name of the person making such information request or Acquisition Proposal and the material terms and conditions of such Acquisition Proposal or information request. Each Stockholder agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition

Proposal. Such Stockholder will keep Parent and Purchaser fully informed, on a current basis, of the status and terms of any Acquisition Proposal.

(b) Non-Solicitation. Each Stockholder shall not and shall not authorize or permit its representatives to directly or indirectly (i) initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal, (ii) enter into any agreement with respect to any Acquisition Proposal, or (iii) in the event of an unsolicited Acquisition Proposal for the Company, engage in negotiations or discussions with, or provide any information or data to, any Person (other than Parent or any of its affiliates or representatives) relating to any Acquisition Proposal. Any violation of the foregoing restrictions by any of the Stockholders, whether or not such Stockholder is so authorized by the Company or by any other Stockholder and whether or not such Stockholder is purporting to act on behalf of the Company, any Stockholder or Stockholders or otherwise, shall be deemed to be a breach of this Agreement by each Stockholder. It is understood that this Section 6 limits the rights of each Stockholder only to the extent that such Stockholder is acting in such Stockholder’s capacity as a Stockholder. Nothing herein shall be construed as preventing a Stockholder or a director, officer or employee of a Stockholder or Affiliate of a Stockholder who is an officer or director of the Company from fulfilling the obligations of such office (including, subject to the limitations contained in Section 6.3 of the Merger Agreement, the performance of obligations required by the fiduciary obligations of such Stockholder or director, officer or employee of a Stockholder or Affiliate of a Stockholder acting solely in his or her capacity as an officer or director).

SECTION 7. Further Assurances. Each Stockholder shall, upon request of Parent or Purchaser, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent or Purchaser to be necessary or desirable to carry out the provisions of this Agreement.

SECTION 8. Termination. This Agreement, and all rights and obligations of the parties hereunder shall terminate on the earlier of: (a) the date the Merger Agreement is terminated in accordance with its terms; and (b) the Effective Time; provided, however, that (i) nothing herein shall relieve any party from liability for any breach hereof; and (ii) Section 10 and Section 12 shall survive any termination of this Agreement.

SECTION 9. Waiver of Appraisal and Dissenter’s Rights. Each Stockholder waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger that the Stockholder may have with respect to the Stockholder’s Shares.

SECTION 10. Expenses. All fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

SECTION 11. Stop Transfer Order; Legend. In furtherance of this Agreement, concurrently herewith, each Stockholder shall, and hereby does authorize the Company or its counsel to, notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Shares (and that this Agreement places limits on the voting and transfer of such shares).

SECTION 12. Miscellaneous.

(a) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by a nationally recognized overnight courier service, such as Fedex (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to any of the Stockholders, at the address set forth opposite the name of such Stockholder on the signature page hereto:

with a copy to:

Boston Communications Group, Inc.

55 Middlesex Turnpike

Bedford, MA 01730

Attention: Timothy Donovan, Vice President and General Counsel

Facsimile: 781-904-5602

and

Edwards Angell Palmer Dodge LLP

111 Huntington Avenue

Boston, MA 02199

Attention: Matthew J. Gardella

Facsimile: 617-227-4420

If to Parent, to:

Megasoft Limited

6-3-1192/2/1, Kundanbagh,

Begumpet, Hyderabad. 500016

India

Attention: V Balasubramanian, Chief Financial Officer

Facsimile: +91 40 23412006

with a copy to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Attention: Anthony J. Richmond

Facsimile: 650-463-2600

(b) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Counterparts. This Agreement may be executed manually or by facsimile by the parties hereto, or xerographically or electronically by their respective attorneys, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

(d) Entire Agreement. This Agreement (together with the Merger Agreement and any other documents and instruments referred to herein and therein) constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof. This Agreement is not intended and does not confer upon any Person other than the parties hereto any rights hereunder.

(e) Governing Law. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with the internal laws of, the Commonwealth of Massachusetts, without regard to the conflicts of law principles thereof that would cause the application of the laws of any jurisdiction other than the internal laws of the Commonwealth of Massachusetts.

(f) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties except that Parent and Purchaser may assign, in their sole discretion and without the consent of any other party, any or all of their rights, interests and obligations hereunder to each other or to one or more direct or indirect wholly-owned subsidiaries of Parent (each, an “Assignee”). Any such Assignee may thereafter assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to one or more additional Assignees. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns, and the provisions of this Agreement are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

(g) Severability of Provisions. If any term or provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this

Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions are fulfilled to the extent possible.

(h) Specific Performance. The parties hereto acknowledge that money damages would be an inadequate remedy for any breach of this Agreement by any party hereto, and that the obligations of the parties hereto shall be enforceable by any party hereto through injunctive or other equitable relief.

(i) Amendment. No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

(j) Binding Nature. This Agreement is binding upon and is solely for the benefit of the parties hereto and their respective successors, legal representatives and assigns.

[signature page follows]

IN WITNESS WHEREOF, Parent, Purchaser and the Stockholders have caused this Agreement to be duly executed and delivered as of the date first written above.

MEGASOFT LIMITED

By

        Name:

        Title:

TEA PARTY ACQUISITION CORP.

By

        Name:

        Title:

SCHEDULE I

Name and Address	Common Stock

[Address]

[Address]

[Address]

EXHIBIT B

PROMISSORY NOTE

$[____________]	[_______________] [__________], 2007

FOR VALUE RECEIVED, the undersigned, Tea Party Acquisition Corp. (the “Purchaser”), a Massachusetts corporation and a wholly-owned subsidiary of Megasoft Limited, a company incorporated in India under the provisions of the Companies Act, 1956 (“Parent”), promises to pay to the order of Boston Communications Group, Inc., a Massachusetts corporation (the “Company”), the principal amount of [ ] AND 00/100 DOLLARS ($[ ]), with interest from the date hereof on the unpaid principal balance hereunder at the rate of 6% per annum (on the basis of a 365 day year and the actual number of days elapsed).

1. Subject to Paragraph 3 below, the principal amount under this Promissory Note (this “Note”) shall be due and payable upon the earliest to occur of the following dates (the “Maturity Date”): (a) the date which is 30 days from the date hereof; or (b) the date on which the indebtedness hereunder is accelerated as provided for hereunder. On the Maturity Date the entire remaining unpaid principal balance of this Note, together with any and all costs and expenses provided for hereunder and accrued and unpaid interest, shall be due and payable.

2. Each payment under this Note shall first be credited to the payment of accrued and unpaid interest, and the remainder shall be credited against principal. All amounts due hereunder shall be payable without defense, set off or counterclaim, in lawful money of the United States of America. If a payment hereunder otherwise would become due and payable on a Saturday, Sunday or legal holiday, the due date thereof shall be extended to the next succeeding business day, and interest shall be payable thereon during such extension.

3. This Note may be prepaid in whole or in part at any time without premium or penalty. Any prepayment shall be without penalty except that interest shall be paid to the date of payment on the principal amount prepaid.

4. THIS NOTE IS A FULL RECOURSE PROMISSORY NOTE. Upon the occurrence of a default hereunder the Company or any holder hereof may, at its option, upon written notice to the Purchaser, declare immediately due and payable the entire principal balance hereof together with all accrued and unpaid interest thereon, plus any other amounts then owing pursuant to this Note, whereupon the same shall be immediately due and payable. If the level of interest otherwise chargeable under this Note would violate any applicable law, it shall, instead, accrue at the highest rate permitted by law.

5. No waiver or modification of any of the terms of this Note shall be valid or binding unless set forth in a writing specifically referring to this Note and signed by a duly authorized officer of the Company or any holder hereof, and then only to the extent specifically set forth therein.

6. If any default occurs in any payment due under this Note, the Purchaser and all endorsers hereof, and their successors and assigns, promise to pay all reasonable costs and expenses, including reasonable attorneys’ fees, incurred by each holder hereof in collecting or attempting to collect the indebtedness under this Note, whether or not any action or proceeding is commenced. None of the provisions hereof and none of the holder’s rights or remedies hereunder on account of any past or future defaults shall be deemed to have been waived by any indulgence granted by the holder to the Purchaser.

7. Except as otherwise set forth herein, the Purchaser and all endorsers hereof, and their successors and assigns, hereby waive presentment, demand, diligence, protest and notice of every kind, and agree that they shall remain liable for all amounts due hereunder notwithstanding any extension of time or change in the terms of payment of this Note granted by any holder hereof or any delay or failure by the holder hereof to exercise any rights under this Note. The Purchaser and all endorsers hereof, and their successors and assigns, hereby waive the right to plead any and all statutes of limitation as a defense to a demand hereunder to the full extent permitted by law.

8. This Note shall inure to the benefit of the Company, its successors and assigns and shall bind the heirs, executors, administrators, successors and assigns of the Purchaser. Except to an affiliate, the Purchaser shall not assign, sell, transfer or delegate any of its rights or duties under this Note without the prior written consent of the Company. The Company shall not assign, sell, transfer or delegate any of its rights or duties under this Note without the prior written consent of the Purchaser.

9. All agreements between the Purchaser and the Company are expressly limited so that in no contingency or event whatsoever, whether by reason of advancement of the proceeds hereof, acceleration of maturity of the unpaid principal balance hereof, or otherwise, will the amount paid or agreed to be paid to the Company for the use, forbearance or detention of money exceed the highest lawful rate permissible under applicable usury laws. If, from any circumstances whatsoever, fulfillment of any provision of this Note, at the time performance of such provision is due, involves transcending the limit of validity prescribed by law that a court of competent jurisdiction may deem applicable hereto, then the obligation to be fulfilled will be reduced to the limit of such validity. Furthermore, if, from any circumstances whatsoever, the Company ever receives as interest an amount that would exceed the highest lawful rate, the amount which would be excessive interest will be applied to the reduction of the unpaid principal balance due hereunder and not to the payment of interest. This provision controls every other provision of this Note.

10. In the event that any one or more provisions of this Note shall be held to be illegal, invalid or otherwise unenforceable, the same shall not affect any other provision of this Note and the remaining provisions of this Note shall remain in full force and effect.

11. This Note shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts, without regard to the conflicts of law principles thereof that would cause the application of the laws of any jurisdiction other than the internal laws of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the Purchaser has caused this Note to be duly executed the day and year first above written.

TEA PARTY ACQUISITION CORP.

a Massachusetts corporation

By:

Name:

Title: